UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Merchants Bancorp
(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	8:00 a.m., Eastern Daylight Time, on Thursday, May 18, 2023

PLACE	410 Monon Blvd., Carmel, Indiana 46032

PURPOSE	(1)	The election of 11 directors to the Company’s Board of Directors, to serve until the Company’s 2024 annual meeting of shareholders and until his or her successor has been duly elected and qualified;

	(2)	A non-binding, advisory vote on the compensation of the Company’s Named Executive Officers;

	(3)	A non-binding, advisory vote on the frequency of future voting on the compensation of the Company’s Named Executive Officers;

	(4)	The ratification of the appointment of FORVIS, LLP (formerly known as BKD, LLP) as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

	(5)	The transaction of such other matters as may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	In order to vote, you must have been a holder of our common stock at the close of business on March 24, 2023.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares electronically, by telephone, or by completing and returning the proxy card. Voting instructions are printed on the proxy card. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Michael F. Petrie
Chairman and Chief Executive Officer

April 6, 2023

MERCHANTS BANCORP

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 18, 2023

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Merchants Bancorp (the “Company,” “Merchants,” “we,” “our,” or “us”), an Indiana corporation, of proxies to be used at the 2023 annual meeting of shareholders of the Company (the “Annual Meeting”) and at any adjournments or postponements of such meeting.

In accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we make available proxy materials, which include the Notice of Annual Meeting, this proxy statement, and our Annual Report on Form 10-K for the year ended December 31, 2022 (“Annual Report”), on the internet unless otherwise instructed by the shareholder. If you received the Notice of Internet Availability of Proxy Materials (the “Notice”) by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

The Notice is first being mailed to shareholders and we intend to provide access to the proxy materials to the shareholders of record beginning on or about April 6, 2023.

This Proxy Statement and our Annual Report are available at:

investors.merchantsbancorp.com

GENERAL INFORMATION

Time and Date:	8:00 a.m., Eastern Daylight Time, on Thursday, May 18, 2023

Place:	Merchant Bancorp’s headquarters, 410 Monon Blvd., Carmel, Indiana 46032

Record Date:	March 24, 2023

Voting:	Only holders of our common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one (1) vote for each director nominee and one (1) vote for each of the other proposals being voted on.

MATTERS TO BE VOTED ON AND RECOMMENDATIONS

Matter	Recommendation	Page Reference for More Detail
Election of Directors	FOR each nominee	11

Compensation of our Named Executive Officers	FOR	31

Frequency of future voting on the compensation of our Named Executive Officers	EVERY YEAR	31

Ratification of the appointment of FORVIS, LLP as our registered independent public accounting firm for the year ending December 31, 2023	FOR	37

INFORMATION ABOUT THE MEETING AND VOTING

The following is information regarding the Annual Meeting and the voting process, presented in a question and answer format.

Why did you receive access to the proxy materials?

We have made the proxy materials available to you because, as of the Record Date, you held shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the Annual Meeting. It also provides information concerning those matters to assist you in making an informed decision.

Why did you receive a Notice Regarding the Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

We are using the SEC notice and access rule that allows us to furnish our proxy materials on the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about April 6, 2023, we sent our shareholders the Notice by mail with instructions on how to access our proxy materials on the internet and vote online. The Notice is not a proxy card and cannot be used to vote your shares. If you received the Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice.

Who may vote at the Annual Meeting?

The proxy materials are provided holders of record of our common stock on the Record Date. Only the common shareholders of record on the Record Date may vote at the Annual Meeting. As of the Record Date, there were 43,233,618 shares of our common stock outstanding.

How can you vote?

You may own your shares of our common stock in one or more of the following ways:

●	Directly in your name as shareholder of record; or

●	Indirectly through a broker, bank, or other holder of record (your “nominee”), commonly referred to as in “street name.”

For shares of which you are the shareholder of record, you may vote your shares on the internet, by telephone, or by requesting a proxy card and completing, signing, and returning it in the postage-paid envelope that will be provided. Simply follow the instructions provided on the Notice or proxy card. You may also vote during the Annual Meeting. Execution of a proxy card or voting via the internet or by telephone will not affect your right to attend the Annual Meeting.

However, if your shares are held in street name, please follow the instructions provided by your nominee on the voting instruction form or Notice in order to vote your shares. The method by which you may vote your shares (e.g., by internet or telephone) may depend on the voting process of your nominee. If you desire to vote at the Annual Meeting, you must obtain a legal proxy from your nominee. Please contact your nominee for instructions regarding obtaining a legal proxy. As provided above, the Annual Meeting will be in person and there will not be a virtual meeting.

What happens if you do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you (a) indicate when voting on the internet or by telephone that you wish to vote as recommended by the Board or (b) sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their judgment with respect to any other matters properly presented for a vote at the meeting.

Shares Held in Street Name. If your shares are held in street name and you do not provide your nominee with specific voting instructions, then, under applicable rules, your nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your shares on a non-routine matter, your nominee will inform us that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” For the Annual Meeting, each of the election of directors, say-on-pay advisory vote, and frequency of say-on-pay advisory vote are considered a non-routine matter but the ratification of the appointment of our independent registered public accounting firm is considered a routine matter.

Can you change your vote after you return the proxy card or after voting electronically?

If you are a shareholder of record, you may revoke your proxy and change your vote at any time before it is voted. Prior to the applicable cutoff time, you may change your vote using the internet, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, or by attending the meeting and voting in person. However, your attendance at the meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to our Secretary prior to the Annual Meeting.

If you hold your shares in street name, you may revoke your proxy by following instructions provided by your nominee.

No notice of revocation or later-dated proxy will be effective until received by our Secretary at or prior to the Annual Meeting.

What options do you have in voting on each of the proposals?

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the election of each director nominee, the say-on-pay proposal, the ratification of the appointment of our independent registered public accounting firm, and any other proposal that may properly be brought before the meeting, other than the approval of the frequency of future say-on-pay votes. With respect to the proposal on the frequency of future say-on-pay votes, you may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS,” or “ABSTAIN.”

What is the quorum required for each matter?

The holders of a majority of the shares of our common stock outstanding as of the Record Date, represented in person or by proxy, will constitute a quorum for purposes of such matter at the Annual Meeting. If less than a majority of the shares of our common stock are represented at the meeting, a majority of the shares represented may adjourn the meeting at any time.

As of the Record Date, there were 43,233,618 shares of our common stock outstanding. Therefore, at least 21,616,810 shares need to be represented in order to constitute a quorum.

How many votes are needed for approval of each proposal?

Our directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees for director receiving the largest number of votes cast “FOR” will be elected up to the maximum number of directors to be elected at the Annual Meeting to serve until the Company’s 2024 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal, or death.

Ratification of the selection of FORVIS, LLP (formerly known as BKD, LLP) as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If the appointment of FORVIS, LLP is not ratified, the matter of the appointment of our independent registered public accounting firm will be considered by the Board’s Audit Committee.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted in determining the votes present at the Annual Meeting. However, a nominee has limited authority to vote on the election of directors, say-on-pay, and frequency of say-on-pay, but is not limited as to the ratification of the selection of FORVIS, LLP as our independent registered public accounting firm.

With respect to the election of directors, abstentions, broker non-votes, and votes to “WITHHOLD” for a nominee will result in such nominee receiving fewer votes but will not affect the outcome of the election. With respect to say-on-pay and the ratification of the selection of FORVIS, LLP, abstentions and broker non-votes have the same effect as a vote against the proposal. With respect to the frequency of say-on-pay, neither abstentions nor broker non-votes will affect the outcome.

Who will pay for the costs involved in the solicitation of proxies?

We will pay all costs of preparing, assembling, and distributing the proxy materials, including printing and mailing any copy of this proxy statement requested by a shareholder. In addition to solicitations by mail, directors and officers of the Company and its subsidiaries may solicit proxies personally, by telephone, email, or in person, but such persons will not be specially compensated for their services.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with our Second Amended and Restated By-Laws (“By-Laws”) will be considered. Aside from the items listed above in the Notice of Annual Meeting, we do not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment, the proxy holders will vote them in accordance with their best judgment.

Each of the Board’s nominees for director has consented to serving as a director of the Company. Should any nominee for director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Nominating and Corporate Governance Committee and nominated by the Board. We have no reason to believe that any of the nominees for director will be unable or unwilling to serve if elected to office.

CORPORATE GOVERNANCE

Generally, the Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in our day-to-day operations, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, with additional special meetings held from time to time. Our directors also discuss business and other matters with our Chief Executive Officer, Michael Petrie, and President and Chief Operating Officer, Michael Dunlap, and other key executive officers, as well as our principal external advisers (legal counsel, auditors, and other consultants) at times other than regularly scheduled meetings when appropriate.

The Board has four (4) established standing committees in connection with the discharge of its responsibilities. These committees are: Audit, Compensation, Nominating and Corporate Governance, and Risk. The Board also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our Articles and By-Laws.

The Board held five (5) regularly scheduled and special meetings during 2022. In 2023, the Board intends to meet at least four (4) times, with additional special meetings held from time to time when necessary, and through committee membership, which is discussed below. During 2022, all directors attended at least 75 percent of the meetings of the Board and the committees on which they served. Although we do not have a formal policy regarding director attendance at the annual meeting, we encourage and expect all of our directors to attend. All of the directors were present at the Company’s 2022 annual meeting of shareholders.

Director Independence

Under the rules of Nasdaq and the SEC, the Board has determined that six (6) of the current eleven (11) directors qualify as independent directors: Ms. Catchings, Ms. Gilroy, Mr. Juster, Mr. O’Brien, Ms. Sellers, and Mr. Shane.

Messrs. Petrie, Dunlap, and Evans do not qualify as independent directors because each is an executive officer. Mr. Rogers does not qualify as an independent director because he is an employee and was our President and Chief Operating Officer in 2017. Mr. Dinwiddie does not qualify as an independent director because he is a partner at Dinsmore & Shohl, LLP, a law firm with which we have a substantial relationship.

A director or nominee that is not employed by us is referred to as a “Non-Executive Director.”

The Board has a Chairman whose duties are described in our By-Laws. The Board may select any of its members as its Chairman and has no formal policy as to whether our Chief Executive Officer will serve as Chairman or whether any other director, including a non-employee or independent director, may be elected to serve as Chairman. At present, the positions of Chairman and Chief Executive Officer are both held by Mr. Petrie. The Board believes that Mr. Petrie is best situated to serve as Chairman because of his familiarity with the Company’s business and because he is the most capable of effectively identifying strategic opportunities and leading the execution of our business strategy.

However, the Board has adopted a written charter to govern in the event the positions of Chairman and Chief Executive Officer are held by the same individual. This “Independent Lead Director Charter” was developed to describe the responsibilities of the Independent Lead Director if the same individual is Chairman and Chief Executive Officer. This charter states that the Independent Lead Director will be a member of the Board who satisfies the requirements for independent directors under the Nasdaq rules. Mr. Juster is our current Independent Lead Director.

As described in the charter, the Independent Lead Director has responsibility for, among other things:

●	consulting with the Chief Executive Officer for Board schedules and agendas, including advising the Chief Executive Officer as to the quality, quantity, and timeliness of the information submitted by Merchants’ management;

●	organizing meetings of the independent directors as necessary to, in part, ensure they have adequate resources for decision making and to serve as the principal liaison between the independent directors and the Chief Executive Officer;

●	conducting exit interviews with all departing executive officers, as appropriate; and

●	handling other such matters that are specifically delegated to the Independent Lead Director by the Board from time to time.

Board’s Role in Risk Management

Risk is inherent in any business; as is the case with other management functions, our senior management has the primary responsibility for managing the risks we face. However, as a financial institution, our business involves financial risks that do not exist, or that are more extensive than the risks that exist, in some other types of businesses. We are subject to extensive regulation that requires us to assess and manage those risks, and during their periodic examinations our regulators assess our performance in that regard. As a result, the Board is actively involved in overseeing our risk management programs.

While the full Board is charged with ultimate oversight responsibility for risk management, various committees of the Board and members of management also have responsibilities with respect to our risk oversight. In particular, the Audit Committee oversees and assesses our financial risk and the Risk Committee monitors our credit, operational, and compliance risks, including our enterprise risk management program, and each receives regular reports from senior management regarding comprehensive risk as well as particular areas of concern. The Compensation Committee monitors and assesses the various risks associated with compensation policies and oversees incentives that encourage a level of risk-taking consistent with our overall strategy.

Further, our Chairman meets regularly with senior management to discuss strategy and the risks we face. Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.

Board Committees

Each of the Audit, Compensation, and Nominating and Corporate Governance Committees are comprised solely of directors that meet the definition of “independent director” under the Nasdaq rules, and as to the Audit Committee, also satisfy the requirements of SEC Rule 10A-3. All members of the Risk Committee are independent directors with the exception of Mr. Dinwiddie. Each committee meets at such times as determined to be necessary.

Each committee has a written charter which sets forth the committee’s duties and responsibilities and is reviewed by that committee on a regular basis. The current charters of the committees are available on our website (investors.merchantsbancorp.com) under the corporate profile – governance documents section.

The following table identifies the committee members.

Director	Audit	Compensation	Nominating and Corporate Governance	Risk
Tamika D. Catchings	M	M	M	M
Thomas W. Dinwiddie	-	-	-	M
Sue Anne Gilroy	M	M	M	M
Andrew A. Juster	C	M	M	M
Patrick D. O’Brien	M	C	M	M
Anne E. Sellers	M	M	C	M
David N. Shane	M	M	M	C
Number of Meetings in 2022	8	2	1	4

M: Member of Committee

C: Chair of Committee

Audit Committee

The Board has determined that each member of the Audit Committee also satisfies the additional independence standards under the Nasdaq rules and applicable SEC rules for audit committee service and has the ability to read and understand fundamental financial statements. In addition, the Board has determined that each of Mr. Juster, Ms. Sellers, and Mr. Shane qualify as an “audit committee financial expert,” as that term is defined under the applicable SEC rules.

As described in its charter, the Audit Committee has responsibility for, among other things:

●	selecting and reviewing the performance of our independent auditors and approving, in advance, all engagements and fee arrangements;

●	reviewing the independence of our independent auditors;

●	reviewing actions by management on recommendations of the independent auditors and internal auditors, including reviewing and approving the internal audit plan and budget on an annual basis;

●	meeting with management, the internal auditors, and the independent auditors to review the effectiveness of our system of internal control and internal audit procedures and results;

●	reviewing earnings releases, financial statements, and reports to be filed with the SEC or otherwise;

●	reviewing and approving transactions for potential conflicts of interest under our Code of Conduct; and

●	handling other such matters that are specifically delegated to the Audit Committee by the Board from time to time.

Compensation Committee

As described in its charter, the Compensation Committee has responsibility for, among other things:

●	overseeing executive compensation and management succession plans; personnel policies, benefits programs, and incentive compensation as they relate to our executive officers; and ensuring the competitiveness thereof;

●	establishing performance goals and objectives relative to the compensation of our executive officers;

●	determining the annual compensation of our Chief Executive Officer;

●	recommending to the Board the compensation of all other executive officers, including annual base salary, annual or short-term incentive opportunities, long-term incentive opportunities, employment, severance, and/or change-in-control agreements, and any perquisites or special benefits;

●	reviewing the talent development and executive succession planning process with our Chief Executive Officer;

●	preparing the Compensation Committee report that may be required by SEC rules to be included in our annual reports and proxy statements; and

●	handling such other matters that are specifically delegated to the Compensation Committee by the Board from time to time.

While the Compensation Committee maintains the authority to engage any compensation consultant at any time as it deems necessary or appropriate, it generally has not engaged outside compensation consultants in determining or recommending the amount or form of executive officer or director compensation. Instead, the Compensation Committee has primarily relied on publicly available data and internal resources, such as our human resources department. However, as discussed further in the Compensation and Discussion Analysis section below, in June 2022, the Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), as its independent compensation consultant and to conduct a review of our executive compensation amounts and structure. Aon did not provide any other services to the Company in 2022.

Executive officers may participate in discussions with the Compensation Committee regarding our compensation practices. The Compensation Committee regularly requests recommendations from and then has discussions with Messrs. Petrie and Dunlap, regarding other executive officers’ compensation. However, no executive officer is present during the Compensation Committee’s vote on such executive officer’s compensation. Additionally, on an annual basis, the Compensation Committee reviews the material incentive compensation plans for non-executive employees to help ensure that the proper behavior is being encouraged and payouts align with our actual financial results.

Nominating and Corporate Governance Committee.

As described in its charter, the Nominating and Corporate Governance Committee has responsibility for, among other things:

●	recommending persons to be selected by the Board as nominees for election as directors or to fill any vacancies on the Board;

●	monitoring the functioning of our standing committees and recommending any changes, including the creation or elimination of any committee;

●	reviewing and assessing the standard for determining director independence consistent with the requirements of applicable laws, regulations, and the Nasdaq rules;

●	annually assessing the independence of directors and recommending action to the Board to effect changes in incumbent directors (if deemed appropriate by the Committee);

●	recommending to the Board on an annual basis an independent director to serve as Chairman or Lead Independent Director, as applicable;

●	reviewing shareholder proposals properly submitted, including any proposed amendments to our Articles or By-Laws; and

●	generally advising the Board on corporate governance matters, including reviewing and assessing the Company’s compliance with the requirements of applicable laws, regulations, including state and federal banking laws and the Sarbanes-Oxley Act, and the Nasdaq rules.

Additionally, as provided for in its charter, our Nominating and Corporate Governance Committee also has the power and authority to conduct certain activities as it deems appropriate, including:

●	advising and making recommendations to the Board on the appropriate size and composition of the Board; and

●	making recommendations to the Board with respect to the qualifications and independence of members of the Board, committee member qualifications, and committee structure and operations.

The Nominating and Corporate Governance Committee does not currently have any specific minimum requirements for a nominee recommended by it. Additionally, the Nominating and Corporate Governance Committee does not currently have a policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee works diligently to ensure that it has identified and recommended nominees that will provide appropriate oversight and bring a variety of perspectives, whether from personal or business experiences.

Risk Committee

As described in its charter, the Risk Committee has responsibility for, among other things:

●	establishing the strategy, policy-setting, centralized oversight, communication, and reporting to management and the Board regarding our Enterprise Risk Management Program;

●	exercising oversight and monitoring of major risk types (i.e., strategic, credit, operational, fraud, compliance, reputational, and market risks) against established key risk indicators and risk tolerances to monitor the direction and potential trends, including risk mitigation efforts;

●	reviewing management’s risk management framework and associated procedures for effective identification and oversight of the major risk types;

●	making periodic reports to the Board and coordinating with other Board-level and management-level committees, as appropriate, concerning risk management issues within the other committees’ respective areas of responsibility; and

●	reviewing results of examinations by regulatory agencies, including any significant observations or communications by regulatory agencies, and reviewing and monitoring management’s response to address reported issues.

Shareholder Communication with the Board, Nomination, and Proposal Procedures

General Communications with the Board. Shareholders may contact the Board by contacting our Secretary, Terry A. Oznick, at 410 Monon Boulevard, Carmel, Indiana 46032 or (317) 569-7420.

Nominations of Directors. In accordance with our By-Laws, a shareholder may nominate a director for election at an annual meeting of shareholders by giving written notice of such nomination to our Secretary at the above address, which must be received not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such written notice, to be timely, must be delivered or mailed to the Secretary and received at our principal office not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or such prior public disclosure was made. On April 8, 2022, we filed our proxy statement for our 2022 annual meeting of shareholders and within announced the date of the Annual Meeting, which means any shareholder nomination for a director must have been received by our Secretary no later than February 17, 2023 for the Annual Meeting. We did not receive any shareholder nominations for director.

The shareholder’s notice to the Secretary must include: (a) the name and address of record of the nominating shareholder; (b) a representation that the nominating shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice; (c) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (d) a description of all arrangements or understandings between the nominating shareholder and each nominee and any other person (naming such person) pursuant to which the nominations are to be made by the nominating shareholder; (e) such other information regarding each nominee proposed by such nominating shareholder as is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, as in effect; and (f) the consent of each nominee to serve as a director of the Company if so elected.

Other Shareholder Proposals. In accordance with our By-Laws, for proposals to be otherwise brought by a shareholder and voted upon at an annual meeting of shareholders, the shareholder must give written notice of the proposal to our Secretary, at the above address, which must be received not less than 90 days nor more than 120 days prior to the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such written notice, to be timely, must be delivered or mailed to the Secretary and received at our principal office not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed to shareholders or such prior public disclosure was made. On April 8, 2022, we filed our proxy statement for our 2022 annual meeting of shareholders and within announced the date of the Annual Meeting, which means any shareholder proposal must have been received by our Secretary no later than February 17, 2023 for the Annual Meeting. We did not receive any shareholder proposals.

The shareholder’s notice to the Secretary must include: (a) a brief description of the proposal desired to be brought before the meeting and the reasons for conducting such business at the meeting; (b) the name and address of record of the shareholder proposing such business; (c) the number of shares of our common stock beneficially owned by such shareholder on the date of such shareholder’s notice; and (d) any financial or other interest of such shareholder in the proposal.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee (a) is or has ever been an employee of ours; (b) was, during 2022, a participant in any related party transaction requiring disclosure under Certain Relationships and Related Party Transactions, except with respect to loans made to such committee members in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with unrelated parties; or (c) had, during the last completed fiscal year, any other interlocking relationship requiring disclosure under applicable SEC rules.

Code of Conduct

We have a Code of Conduct that applies to all of our directors, executive officers, and employees. The Code of Conduct sets forth the standard of ethics that we expect all of our directors, executive officers, and employees to follow. Our Code of Conduct is available on our website (investors.merchantsbancorp.com) under the corporate profile – governance documents section. In accordance with SEC rules, we intend to disclose on the governance documents section of our website any amendments to the Code of Conduct, or any waivers of its requirements, that apply to our executive officers to the extent such disclosure is required.

Board Diversity

The following table summarizes each director’s self-identified diversity characteristics:

Board Diversity Matrix of Merchants Bancorp as of March 24, 2023
Total Number of Directors	11
Part I: Gender Identity
	Female	Male
Directors	3	8
Part II: Demographic Background
African American or Black	1	0
White	2	8

DIRECTOR COMPENSATION

The following table provides the compensation received by our Non-Executive Directors during the fiscal year ended December 31, 2022. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any Non-Executive Director. Each of Messrs. Petrie, Rogers, Dunlap, and Evans were employed by us in 2022 and did not receive additional compensation for their service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Tamika D. Catchings	37,500	37,543	75,043
Thomas W. Dinwiddie	50,000	37,543	87,543
Sue Anne Gilroy	50,000	50,066	100,066
Andrew A. Juster	65,000	50,066	115,066
Patrick D. O’Brien	60,000	50,066	110,066
Anne E. Sellers	57,500	50,066	107,566
David N. Shane	65,000	50,066	115,066

(1)	For 2022, our directors were eligible to receive up to four (4) installments of a number of shares of our common stock equal $12,500, with each installment to be paid immediately following each of our regularly scheduled board meetings in February, May, August, and November, so long as they were serving on the Board as of the date of such meeting. The number of shares for each installment was based on the closing price of our common stock on the day immediately prior to the issuance of such shares, rounded up to the nearest whole share. The February installment was based on a closing price of $30.47 on February 16, 2022, the May installment was based on a closing price of $23.25 on May 18, 2022, the August installment was based on the closing price of $28.50 on August 17, 2022, and November installment was based on the closing price of $24.70 on November 15, 2022.

Directors’ Fees

In late 2020, our Chairman recommended to the Compensation Committee that there be a review of the overall compensation, including total amount and structure, for Non-Executive Directors. The Chairman’s recommendation was based on a variety of factors, including that the most recent review of director compensation was in early 2018, shortly after our 2017 initial public offering, that it is in the best interest of our shareholders to ensure that that we are able to attract and retain qualified individuals to serve on the Board, and that Non-Executive Director compensation be commensurate with the level of responsibility and expectations placed on the Board.

Under the Compensation Committee’s charter, the Compensation Committee is responsible for reviewing and making recommendations to the Board regarding the compensation of Non-Executive Directors. Following the Chairman’s recommendation, the Compensation Committee conducted a thorough review of Non-Executive Director compensation (the “2020 Director Compensation Review”).

During the 2020 Director Compensation Review, the Compensation Committee reviewed the compensation structure for the boards of directors of the same peer group as used by the Compensation Committee in its review of executive compensation (as discussed below under Executive Compensation) and the compensation structure for the boards of directors of other publicly traded companies based in the Indianapolis area. Although the other publicly traded companies based in the Indianapolis area may not necessarily compete with us for financial services, they may compete with us for the services of individuals to serve on their boards of directors. Additionally, the Compensation Committee discussed our strategic objectives, growth, and other relevant circumstances with Mr. Petrie, Mr. Dunlap, and our General Counsel, Terry A. Oznick

In early 2021, the Compensation Committee completed the 2020 Director Compensation Review and recommended to the Board certain changes to our Non-Executive Director compensation. The Board then considered and ultimately adopted those recommendations and the changes to became effective immediately following the Company’s 2021 annual meeting of shareholders. We have not made any changes to the structure or amount of director compensation since the adoption of such recommendations.

Currently, Non-Executive Directors receive:

●	$100,000 annual retainer, comprised of $50,000 in cash and a number of shares of restricted common stock equal to $50,000 (rounded up to the nearest whole share), to be paid in equal quarterly installments so long as the Non-Executive Director remains on the Board at the time of payment; and

●	$15,000, $10,000, $7,500, and $15,000 annual cash retainer for the Chairpersons of the Audit, Compensation, Nominating and Corporate Governance, and Risk Committees, respectively, to be prorated if changes in committee leadership are made mid-year.

Each of our directors also serves as director of our wholly owned subsidiary, Merchants Bank of Indiana (“Merchants Bank”). No additional compensation is paid to directors for service as a director of Merchants Bank or any of our other subsidiaries. However, in 2022, Mr. Dinwiddie did receive $12,500 in compensation for his service as a director of Merchants Bank prior to his election to the Board in May 2022. Upon his election to the Board, he ceased receiving any compensation for his service as a director of Merchants Bank. Directors do not receive any additional compensation for attendance at any meeting.

We expect to hire a compensation consultant in 2023 to review our current compensation for Non-Executive Directors and make recommendations with respect to the structure and total amounts of compensation.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, shareholders entitled to vote will elect eleven (11) directors to serve until our 2024 annual meeting of shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier resignation, removal, or death. Set forth below is information concerning the nominees for election as directors.

The Board recommends that shareholders vote “FOR” each of the nominees for election as director.

NOMINEES

Name	Age	Occupation	Director Since
Michael F. Petrie	69	Chairman and Chief Executive Officer of the Company and Chairman of Merchants Bank	2006
Randall D. Rogers	77	Vice Chairman of the Company	2006
Tamika D. Catchings	43	Former Vice President of Basketball Operations and General Manager of the Indiana Fever	2022
Thomas W. Dinwiddie	75	Partner at the law firm of Dinsmore & Shohl LLP	2022
Michael J. Dunlap	57	President and Chief Operating Officer of the Company and Chief Executive Officer of Merchants Bank	2014
Scott A. Evans	58	Richmond Market President and Chief Operating Officer of Merchants Bank	2006
Sue Anne Gilroy	74	Former Executive Director and Vice President of Development for the St. Vincent Foundation, Indianapolis, Indiana	2017
Andrew A. Juster	70	Former Chief Financial Officer of Simon Property Group, Inc., one of the largest publicly traded real estate investment trusts in the United States	2019
Patrick D. O’Brien	65	President of O’Brien Toyota, a Toyota dealership serving Indianapolis, Indiana	2013
Anne E. Sellers	62	Technology consultant and former Managing Principal and majority owner of Sensory Technologies, LLC	2017
David N. Shane	75	Former member of board of managers, President, and Chief Executive Officer of LDI Ltd., LLC	2013

There are no arrangements or understandings between any of our nominees or executive officers and any other person pursuant to which any of our nominees or executive officers have been selected for their respective positions. No nominee, current director, or executive officer is related to any other nominee, current director, or executive officer. No nominee for director has been a director of another “public company” (i.e., subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or of any investment company within the past five years.

The business experience of each of the nominees for director, as well as their qualifications to serve on the Board, is as follows:

Michael F. Petrie. Mr. Petrie has served as Chairman and Chief Executive Officer of the Company since October 2006 and also serves as Chairman of Merchants Bank. From March 2002 through December 2019, Mr. Petrie served as Chief Executive Officer of Merchants Bank, and served as President of the Company’s subsidiary Merchants Capital Corp. (“Merchants Capital”) from when it was founded by Mr. Petrie and Mr. Rogers in August 1990 until January 2018.

In addition to Mr. Petrie’s positions at the Company and its subsidiaries, Mr. Petrie serves as the trustee of the Michael F. Petrie & Jody J. Petrie Foundation and as a director of the Indiana Affordable Housing Council and the Indianapolis Chamber of Commerce. Additionally, Mr. Petrie serves on the National Board for the Indiana University Varsity Club, the Board of Trustees for Marian University, and the Advisory Board for the Indiana University Center for Real Estate Studies. In 2005, Mr. Petrie served as Chairman of the Mortgage Bankers Association Board of Directors, Washington, D.C. Mr. Petrie is a graduate of Indiana University with both a Bachelor of Science and Master of Business Administration in finance.

Mr. Petrie brings to the Board, among other skills and qualifications, extensive bank management experience derived from over 43 years in the mortgage banking industry. Mr. Petrie also brings to the Board a broad strategic vision for the Company, and the Board believes this is valuable in developing and implementing the Company’s strategic growth initiatives.

Randall D. Rogers. Mr. Rogers has served as a director of the Company and the Vice Chairman of Merchants Bank since October 2006 and March 2002, respectively, and Vice Chairman of the Company since January 1, 2018. Prior to January 1, 2018, Mr. Rogers also served as President and Chief Operating Officer of the Company and Chairman of Merchants Capital since it was founded by Mr. Petrie and Mr. Rogers in August 1990.

In addition to Mr. Rogers’ positions at the Company and its subsidiaries, Mr. Rogers is also directly involved with the Rogers Family Foundation, which is administered by the Central Indiana Community Foundation, which annually directs gifts to various 501(c)(3) organizations supporting causes such as children’s arts, the environment, animal welfare, poverty, healthcare, childhood education, and re-employment support. Mr. Rogers is a graduate of The University of North Carolina at Chapel Hill with a degree in economics and of the Stonier Graduate School of Banking at Rutgers University.

Mr. Rogers’ over 50 years of mortgage banking experience, including deep experience in multi-family lending and his involvement as a co-founder of our Company, make him uniquely qualified to serve as a director and Vice Chairman of the Board.

Tamika D. Catchings. Ms. Catchings has served as a director of the Company since May 2022. From 2001 to 2016, Ms. Catchings played for the Indiana Fever, Indianapolis’s WNBA team, and became one of the most decorated athletes of all time. Ms. Catchings is a 4-time Olympic gold medalist, 10-time WNBA All-Star, 5-time Defensive Player of the Year, and a WNBA Champion. Beyond her on-court success, Ms. Catchings is known for her off-court professionalism and was a 3-time recipient of the Kim Perrot Sportsmanship award. In 2004, Ms. Catchings launched the Catch the Stars Foundation, which empowers youth by providing goal setting programs that promote fitness, literacy, and youth development. From 2017 to 2022, Ms. Catchings served as the Vice President of Basketball Operations and General Manager of the Indiana Fever.

Since her retirement from professional basketball, Ms. Catchings has been involved in the business community of Indianapolis as both a business owner and by serving on various boards, including the Board of Directors of the Indianapolis Airport Authority. Additionally, Ms. Catchings is a color analyst with the ESPN/SEC Network, where she provides expert analysis and background information, such as statistics and strategy. Ms. Catchings is a graduate of the University of Tennessee, where she earned a bachelor’s degree and a master’s degree in sports management.

Ms. Catchings brings to the Board, among other skills and qualifications, business management experience, extensive leadership, including in the philanthropic sector, and years of work and service throughout the Indianapolis community.

Thomas W. Dinwiddie. Mr. Dinwiddie has served as a director of the Company since May 2022. Mr. Dinwiddie is a partner at the law firm of Dinsmore & Shohl, LLP and his practice focuses on the areas of real estate, real estate finance, real estate development, and mortgage banking. Mr. Dinwiddie has been a director of Merchants Bank since 2002. Additionally, Mr. Dinwiddie has represented the Indiana Mortgage Bankers Association for more than 30 years and was the first recipient of their Distinguished Service Award. He is a graduate of DePauw University and received his juris doctor degree from Indiana University Robert H. McKinney School of Law.

Mr. Dinwiddie brings to the Board, among other skills and qualifications, a wide range of real estate and mortgage banking knowledge and experience.

Michael J. Dunlap. Mr. Dunlap has served as a director of the Company since May 2014. Mr. Dunlap became President and Chief Operating Officer of the Company in January 2018 and became Chief Executive Officer of Merchants Bank in January 2020. Prior to becoming Chief Executive Officer of Merchants Bank, Mr. Dunlap had been President and Co-Chief Operating Officer of Merchants Bank since May 2014. Mr. Dunlap has over 25 years of mortgage banking experience and joined Merchants Bank as Senior Vice President of Mortgage Banking in August 2009. Mr. Dunlap has been primarily responsible for establishing our warehouse lending platform and Merchants Mortgage, a division of Merchants Bank focused on single-family mortgage origination and servicing. Prior to joining Merchants, Mr. Dunlap served as Chief Financial Officer of National City Mortgage, which was acquired by The PNC Financial Services Group, Inc. and prior to that held similar finance positions at Bank One, which was acquired by JPMorgan Chase & Co., and Waterfield Mortgage Co., which was acquired by Huntington Bancshares, Inc. Mr. Dunlap is a graduate of Indiana University with a degree in accounting and is a former licensed Certified Public Accountant.

Mr. Dunlap’s extensive experience and knowledge of the Company and its products and services, particularly in mortgage banking, is tremendously valuable to the Board.

Scott A. Evans. Mr. Evans has served as a director of the Company and President of the Lynn/Richmond market and Chief Operating Officer of Merchants Bank since 2004 and as Chairman of the Board of Directors of the Company’s Illinois bank subsidiary, Farmers-Merchants Bank of Illinois, since 2017. Mr. Evans has over 33 years of community banking and related experience. Prior to joining Merchants, Mr. Evans was Assistant Vice President, Agriculture Lending at Bath State Bank, Bath, Indiana from 2002 to 2004. Also, Mr. Evans served as Vice President of The Farmers State Bank, New Madison, Ohio from 1989 to 2000 where he performed a variety of management functions, including with respect to compliance, human resources, information technology, information security, and accounting.

In addition to Mr. Evans’ positions at the Company and its subsidiaries, Mr. Evans also is a member of the Ohio Farm Bureau and Ohio Corn and Wheat Growers Association and previously served as chairman of the finance committee of the St. Vincent Randolph Hospital Foundation. Mr. Evans is a graduate of The Ohio State University with a Bachelor of Science degree in agriculture, with an emphasis in agriculture economics and finance.

Mr. Evans brings to the Board, among other skills and qualifications, extensive experience in community banking, and agricultural lending in particular.

Sue Anne Gilroy. Ms. Gilroy has served as a director of the Company since June 2017. Ms. Gilroy served as Executive Director and Vice President of Development for the St. Vincent Foundation, Indianapolis, Indiana from 2005 until 2019. Ms. Gilroy has held a number of offices in public service and previously served as Indiana’s first female Secretary of State from 1994 to 2002, the first female director of Indianapolis and Marion County, Indiana’s consolidated city-county government, as Director of Indianapolis Parks and Recreation from 1974 to 1976, as Senator Richard G. Lugar’s Indiana State Director from 1990 to 1993, and on Indiana Governor Mitch Daniels’ Blue Ribbon Commission on Local Government Reform in 2007.

In addition, Ms. Gilroy also serves on the boards of directors of the University of Indianapolis and University High School, Indianapolis, Indiana, and as trustee of the Endowment Fund Board of Tabernacle Presbyterian Church. Ms. Gilroy is a graduate of DePauw University with a degree in speech and secondary education and holds a master’s degree in public administration from Indiana University, Indianapolis.

Ms. Gilroy brings to the Board, among other skills and qualifications, the experiences of a career in public sector management, as well as extensive leadership in the non-profit world.

Andrew A. Juster. Mr. Juster has served as a director of the Company since May 2019. From 1989 through 2018, Mr. Juster was employed by Simon Property Group, Inc., a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations, an S&P 100 company, and one of largest publicly traded real estate investment trusts in the United States. From January 1, 2015 to October 1, 2018, Mr. Juster served as Executive Vice President and Chief Financial Officer of Simon Property Group, Inc., and previously served as its Executive Vice President and Treasurer from 2008 through 2014. Mr. Juster is a graduate of American University and received a Master of Business Administration from the Wharton Graduate School of the University of Pennsylvania.

Mr. Juster brings extensive knowledge of the commercial real estate market and significant experience in finance, including overseeing financing strategies and capital market activities, and an understanding of the necessary accounting systems and controls of a publicly traded company.

Patrick D. O’Brien. Mr. O’Brien has served as a director of the Company since November 2013. Since 1990, Mr. O’Brien has been President of O’Brien Toyota, a Toyota dealership serving the Indianapolis, Indiana area. Mr. O’Brien is also the owner and managing member of K&P Property Development, LLC, a real estate holding company, and co-owner and managing member of Pinheads, a family entertainment center in Fishers, Indiana. Mr. O’Brien has previously served as chairman of Toyota’s Regional Dealer Council, which serves a four-state area including Indiana, chairman of the Chicago Region Toyota Dealer Advertising Association, and President of the Auto Dealers Association of Indiana. Mr. O’Brien is a graduate of Indiana University with a bachelor’s degree in business management.

Mr. O’Brien brings to the Board, among other skills, a wide range of knowledge and perspective relative to operating successful businesses and the business community in our Indianapolis market.

Anne E. Sellers. Ms. Sellers has served as a director of the Company since June 2017. Ms. Sellers is an audio/visual technology consultant and, from 2006 through 2019, Ms. Sellers served as Managing Principal and majority owner of Sensory Technologies, LLC, an Indianapolis-based company that specializes in audiovisual integration technologies, including videoconferencing system design, web streaming and distribution, and sound and acoustic design.

Ms. Sellers has also previously served in a variety of accounting and finance roles, including with Ernst & Young. In addition, Ms. Sellers is a member of the boards of directors of WFYI Public Television and the St. Richards Foundation, serves as First Vice Chair of the board of trustees of Newfields, is a member of the executive committee of The Gathering, and is a past member of the board of directors of the National Systems Contractors Association, The Alliance Group, and the National Association of Women Business Owners, Indianapolis Chapter. Ms. Sellers is a graduate of DePauw University with a degree in economics.

Ms. Sellers brings to the Board, among other skills and qualifications, extensive experience in management and leadership in the technology industry.

David N. Shane. Mr. Shane has served as a director of the Company since November 2013. Mr. Shane previously served as Vice-President and Executive Vice-President (from 1997 to 2006) and President and Chief Executive Officer and member of the board of managers (from 2007 until his retirement in 2013) of LDI Ltd., LLC, an Indianapolis-based diversified holding company that focuses on funding and operating middle-market companies.  From 1975 to 1995, Mr. Shane was an attorney and partner at the law firm of Baker & Daniels LLP, now part of Faegre Drinker Biddle & Reath LLP.

In addition, Mr. Shane currently serves as a member of the boards of directors of Lilly Endowment, Inc., The Mind Trust, and Ascend Indiana, Inc., and the board of trustees of the Institute for Citizens & Scholars, and as an emeritus member of the board of trustees of Wabash College. He previously served as a director of Our Health, Inc. and Syndicate Sales, Inc. He is a graduate of Wabash College with a degree in English and received his juris doctor degree from Duke University School of Law.

Mr. Shane brings to the Board, among other skills and qualifications, extensive business and legal skills that assist the Board in fulfilling its oversight role of management.

EXECUTIVE OFFICERS

A description of the background and business experience of our current executive officers who are not directors is provided below. Messrs. Petrie’s, Dunlap’s, and Evans’, each of whom currently serves as a director, background and business experience is discussed in Election of Directors above.

Michael R. Dury, 38, President and Chief Executive Officer of Merchants Capital. Mr. Dury joined Merchants Capital in July 2007 and has served in various capacities, starting as a Real Estate Investment Officer and is currently in the position of President and Chief Executive Officer of Merchants Capital. During his employment with Merchants Capital, Mr. Dury has also served as the Assistant Vice President, Vice President, Senior Vice President, Executive Vice President, and Chief Operating Officer. Mr. Dury currently serves on the Board of Directors of Providence Cristo Rey College and Preparatory High School in Indianapolis, Indiana. Mr. Dury also previously served as President of The Notre Dame Club of Indiana.

Jerry F. Koors, 59, President – Merchants Mortgage. Mr. Koors joined Merchants in October 2013 as the President of Merchants Mortgage, a division of Merchants Bank. Prior to joining Merchants Mortgage, Mr. Koors had served as a Regional Vice President for PNC Mortgage since February 1995. Mr. Koors has spent more than 30 years in lending and bank-related management roles, including managing up to 120 loan officers in up to five states in the origination of investment quality loans sold to various agencies.

Susan Dehner Kucer, 68, President – Indianapolis Market. Ms. Kucer joined Merchants Bank in February 2016 as the President of the Indianapolis Market. Prior to joining Merchants Bank, Ms. Kucer served as Senior Vice President and the Business Banking Market Manager for PNC Bank from November 1982 through December 2016. At PNC Bank, Ms. Kucer led a team of sales and relationship managers to provide deposit, lending, treasury management, and merchant services to business customers throughout four Midwest states. Ms. Kucer is currently on the Board of Visitors for Butler University’s College of Liberal Arts and Sciences.

Kevin T. Langford, 55, Chief Administrative Officer. Mr. Langford joined Merchants in January 2017 and currently serves as Senior Vice President and Chief Administrative Officer. Mr. Langford’s responsibilities include overseeing information technology, marketing, facilities, and our portfolio of multifamily loans held for investment. Prior to joining Merchants, Mr. Langford served in various executive and management capacities with First Financial Bank in Cincinnati, Ohio, including as President of Community Banking, President of Consumer Banking, CIO, and CAO.

John F. Macke, 57, Chief Financial Officer. Mr. Macke joined Merchants in July 2017 as the Chief Financial Officer. Prior to joining Merchants, Mr. Macke served as Executive Vice President of Capital Markets at Stonegate Mortgage Corporation where he also served as Chief Financial Officer from April 2013 to May 2014 after joining in January 2012. Mr. Macke also held executive positions with Freedom Mortgage and Irwin Mortgage and has over 25 years of mortgage banking experience. Mr. Macke holds a Bachelor of Science degree in Business Administration from the University of Dayton and an MBA from Indiana University.

Terry A. Oznick, 39, General Counsel. Mr. Oznick joined Merchants as Senior Vice President and General Counsel in September 2018. Mr. Oznick has extensive experience representing financial institutions, including advising on mergers and acquisitions, SEC filings and compliance, operational issues, cash management products, and electronic banking. In addition to overseeing our legal affairs, Mr. Oznick is also responsible for human resources, compliance, and vendor management. Prior to joining Merchants, Mr. Oznick served as Senior Associate at the law firm of Krieg DeVault LLP, Senior Counsel and Vice President at Citibank, N.A., and Assistant General Counsel and Vice President at JPMorgan Chase Bank, N.A.

Martin A. Schroeter, 61, President – Warehouse Lending. Mr. Schroeter joined Merchants as President of Warehouse Lending in November 2019 and his responsibilities include overseeing Merchants Bank’s mortgage warehouse business. Mr. Schroeter has more than 35 years of mortgage banking experience, including as an executive for several mortgage warehouse lenders. Prior to joining Merchants, Mr. Schroeter served as Executive Vice President of ArcHome Mortgage, Partner of ArcLine Lending, LLC, President and COO of Cooper River Financial, LLC, which ultimately became part of Ocwen Financial Corp., and Senior Managing Director, Warehouse Lending Group of GMAC, which became Ally Bank.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program and how the Compensation Committee and Board made its compensation decisions for Named Executive Officers in 2022.

Our Named Executive Officers for 2022, which consist of our principal executive officer, principal financial officer, and next three most highly compensated executive officers, were:

●	Michael F. Petrie, Chairman of the Board and Chief Executive Officer;

●	Michael J. Dunlap, President and Chief Operating Officer of the Company and President and Chief Executive Officer of Merchants Bank;

●	Michael R. Dury, President and Chief Executive Officer of Merchants Capital;

●	John F. Macke, Executive Vice President and Chief Financial Officer; and

●	Martin A. Schroeter, President – Warehouse Lending.

Regulatory Impact on Compensation

As a publicly traded financial institution, we are subject to various regulations when considering and implementing compensation-related decisions. Although these regulations do not set specific parameters within which compensation decisions must be made, they do require that we be mindful of the risks associated with compensation programs designed to incentivize the achievement of better than average performance.

In particular, the federal bank regulators, including the Federal Deposit Insurance Corporation (“FDIC”), have long held that excessive compensation is prohibited as an unsafe and unsound practice. In describing a framework to determine whether compensation is excessive, the FDIC has indicated that financial institutions should consider whether aggregate cash amounts paid, or noncash benefits provided, to employees are unreasonable or disproportionate to the services performed by an employee. The FDIC encourages financial institutions to review an employee’s compensation history and to consider internal pay equity, and, as appropriate, to consider benchmarking compensation to peer groups. Finally, the FDIC provides that, in order to give proper context, such an assessment must be made in light of the institution’s overall financial condition.

Additionally, we must also take into account the joint agency Guidance on Sound Incentive Compensation Policies, which sets forth a framework for assessing and mitigating risk associated with incentive compensation plans, programs, and arrangements maintained by financial institutions.

Other matters, such as accounting, tax, and SEC requirements regarding risk assessment are also considered by the Compensation Committee and Board as part of its compensation design and annual decisions.

The SEC adopted final “clawback” rules in October 2022, as directed by the Dodd-Frank Act, which we expect Nasdaq to implement in 2023. Once implemented, we may need to make certain changes to our clawback policies, which will be disclosed in the proxy statement for our 2024 annual meeting of shareholders.

Compensation Philosophy and Objectives

While we are headquartered in and most of our executive officers are located in Indiana, we compete and measure our performance on both local and national levels. We strive to be among the top performing banks in the nation. Our compensation philosophy reflects this strategy and expectation. In establishing our executive compensation program, the Compensation Committee considers the practices of our peers, but does not set compensation at a specific percentile of our peers. Instead, the Compensation Committee views peer data as one tool available to them for consideration, along with market conditions and the Executive Officer’s current and future responsibilities, among other factors.

We structure our executive compensation program to align with our overall expectations and to motivate our Named Executive Officers to drive actual results, but at the same time not encourage excessive risk taking behaviors. In particular:

What We Do		What We Do Not Do
●	Consider peer group information in compensation decisions	●	Provide for single-trigger payments upon change in control
●	Only provide for double-trigger severance payments upon a change in control	●	Reprice equity awards
●	Vest equity awards ratably over multiple years	●	Provide tax gross-ups
●	Tie equity awards to overall Company performance using measures that are important to shareholders (e.g., revenue, return on equity, and earnings per share)	●	Guarantee cash awards – incentive compensation may be reduced to zero if threshold performance measures are not met

Say-on-Pay Vote

Prior to December 31, 2022 we were considered an emerging growth company under the Jumpstart Our Business Startups (JOBS) Act of 2012. Emerging growth companies are not required to provide shareholders with an opportunity to vote on their compensation practices with regard to Named Executive Officers, commonly referred to as a “say-on-pay” vote. Therefore, our shareholders have not previously had a say-on-pay vote.

However, as discussed in Proposal 2- Non-Binding, Advisory Vote on Executive Compensation, at the Annual Meeting our shareholders will be provided with a say-on-pay vote relating to the compensation of our Named Executive Officers in 2022. Additionally, as discussed in Proposal 3 – Non-Binding, Advisory Vote on Frequency of Shareholder Votes on Executive Compensation, at the Annual Meeting our shareholders will have the opportunity to vote on the frequency with which we should have a say-on-pay vote. While each of those votes will be on a non-binding, advisory basis, the Compensation Committee and Board will consider the results and use such results and associated feedback in its future evaluation of our compensation programs.

General Discussion of Board, Compensation Committee, and Executive Roles in Compensation Decisions

The Compensation Committee has the overall responsibility for evaluating the compensation plans and practices for all of our executive officers. The Compensation Committee annually reviews and determines the compensation of our Chief Executive Officer and makes a recommendation to the Board for the compensation of our other Named Executive Officers.

The Compensation Committee generally completes its annual review in January following the fiscal year-end and meets in that same month to determine the compensation of our Chief Executive Officer and make recommendations to the Board regarding the compensation of our other Named Executive Officers for the upcoming fiscal year, in each case including both the specific components and amounts of such compensation. In determining the Chief Executive Officer’s compensation and making recommendations to the Board regarding the other Named Executive Officers’ compensation, the Compensation Committee members meet with members of senior management and review materials prepared by both the Company and third parties to, among other reasons, ensure that the Compensation Committee understands the Named Executive Officer’s current role and future plans the Company may have for such Named Executive Officer and the broader market for such Named Executive Officer’s services. Additionally, the Compensation Committee solicits input from Mr. Petrie and Mr. Dunlap, including their assessment of each Named Executive Officer’s performance and contributions to the Company’s strategic objectives. However, no Named Executive Officer is present during the Compensation Committee’s deliberation or vote to approve any recommendation to the Board regarding any Named Executive Officers’ compensation.

The Compensation Committee is responsible for establishing the target performance measures for all cash incentive awards and equity incentive awards and the payout ranges therefor for all Named Executive Officers. The Compensation Committee believes that including payout ranges is more in line with market practice and provides proper incentive for outstanding performance, without encouraging overly risky behavior. Additionally, for the equity incentive awards, the Compensation Committee generally uses the closing share price of the Company’s common stock on December 31st of the prior fiscal year (or other date that is the last trading day of that year) for determining the amount of the payout. The Compensation Committee believes that using such date takes into account the Company’s performance through the fiscal year and more closely associates the Named Executive Officers’ awards to the shareholders’ return.

Compensation Consultants

The Compensation Committee’s charter gives it the authority to hire consultants to further its objectives and responsibilities. Historically, the Compensation Committee’s practice has been to not hire any consultants. This is largely because in the Board’s experience it has been difficult for consultants and similar third parties to fully understand our business model, which is unlike most traditional banks, or find appropriate peer institutions or find other executive officers whose roles align with those of our executive officers. Instead, the Compensation Committee has generally relied upon market data provided by internal parties that the Compensation Committee deems reasonable and appropriate, including our internal human resources department, and survey data from industry resources. However, as described further below in this CD&A, in January 2022 the Compensation Committee determined that it would be appropriate and helpful to the Compensation Committee to hire a consultant to review current compensation practices and levels and make recommendations for 2023.

For the Compensation Committee’s 2022 annual review, in December 2021 our General Counsel, Terry A. Oznick, and our head of human resources worked with Mr. Dunlap to prepare a presentation for the Compensation Committee and Board that compared our performance and executive compensation against the below previously established peer group. Because our business operates much differently than most traditional bank holding companies, the peer group included bank holding companies throughout the United States with asset sizes ranging from approximately $4 billion to $18 billion (as of December 31, 2021) that compete with us either locally (such as through our community banking and single family mortgage businesses) or nationally (such as through our mortgage warehouse, correspondent, or multi-family mortgage businesses) or have a similarly unique aspect to their business model.

1st Source Corporation	First Internet Bancorp	Live Oak Bancshares, Inc.
Customers Bancorp, Inc.	First Merchants Corporation	Luther Burbank Corporation
Dime Community Bancshares, Inc.	German American Bancorp, Inc.	Midland States Bancorp, Inc.
FB Financial Corporation	HomeStreet, Inc.	Republic Bancorp, Inc.
First Busey Corporation	Horizon Bancorp, Inc.	Stock Yards Bancorp, Inc.
First Financial Corporation	Impac Mortgage Holdings, Inc.	Triumph Bancorp, Inc.
First Foundation Inc.	Lakeland Financial Corporation

In particular, the presentation provided to the Compensation Committee included the publicly available data and terms of the peer group’s named executive officers’ base salary, cash bonus awards, cash incentive awards, equity incentive awards, employment agreements, change in control agreements, and perquisites. The Compensation Committee met in January 2022 to discuss the presentation and consider any recommendations from Mr. Petrie and Mr. Dunlap.

Also at that January 2022 meeting, the Compensation Committee determined it was appropriate and in the best interests of the Compensation Committee and the shareholders to reconsider hiring a compensation consultant. Among other reasons, the Compensation Committee considered the growth of the Company, increased complexity of our businesses, and increased responsibilities of our Executive Officers since becoming a publicly traded company. The Compensation Committee believed that the right consultant could bring additional market insight and help us ensure that our Named Executive Officers were appropriately compensated and increase the odds of retention, but without rewarding the wrong behaviors or results that did not align with shareholders. The Compensation Committee requested that Mr. Oznick and our head of human resources identify potential compensation consultants, prepare a request for proposal to solicit interest from such potential consultants, and to present the Compensation Committee with their findings. The Compensation Committee was presented with the details of the request for proposal, a summary of due diligence on such consultants, and a recommendation from Messrs. Petrie and Dunlap.

In June 2022 the Compensation Committee hired Aon as its independent compensation consultant. The Compensation Committee believed that Aon had the best grasp of our business and the mortgage banking business generally, had the best data available, and would be best equipped to review our current practices and make recommendations that would be useful both immediately and long-term. In its engagement of Aon, the Compensation Committee considered the independence of its compensation advisors under applicable SEC and Nasdaq listing rules and concluded there was no conflict of interest with respect to this engagement.

Aon’s specific services to the Compensation Committee included support in the Compensation Committee’s effort to review our then existing peer group and develop a new peer group, if appropriate, review potential risks associated with our compensation programs, and analyze our executive officer compensation levels, including based on the new peer group, if one was determined to be appropriate. As part of its services, the Compensation Committee expected Aon to provide information that would be useful for the Compensation Committee to re-review then in place 2022 compensation and consider any changes to compensation for 2023.

In developing an appropriate new peer group, the Compensation Committee believed it was important that our unique characteristics be considered. In particular, that we have a limited physical branch network but operate national businesses and that we primarily offer mortgage and real estate centric products, with a particular focus on multifamily mortgage banking. With Aon’s assistance, we primarily considered institutions:

●	With annual revenue between $300 million and $860 million;

●	With multifamily loans being more than 7% of their total loan portfolio; and/or

●	Which were otherwise close competitors in geography or business model.

In September 2022, the Compensation Committee selected the following group of 26 publicly traded companies as its new peer group:

Banc of California Inc.	First Busey Corp.	Pacific Premier Bancorp
Banner Corp.	First Financial Bancorp.	Provident Financial Services
Berkshire Hills Bancorp Inc.	First Foundation Inc.	QCR Holdings Inc.
Brookline Bancorp Inc.	First Merchants Corp.	S&T Bancorp Inc.
Customers Bancorp Inc	HomeStreet Inc.	The Bancorp
CVB Financial Corp.	Independent Bank Corp.	TriCo Bancshares
Dime Community Bancshares Inc.	Lakeland Financial Corp.	Walker & Dunlop Inc.
Eagle Bancorp Inc	NBT Bancorp Inc.	Washington Federal Inc.
Eastern Bankshares Inc.	OceanFirst Financial Corp.

Compensation Components

We compensate our Named Executive Officers through a combination of base salary, cash bonus awards, cash incentive awards, equity incentive awards, and other benefits. Our compensation packages for our Named Executive Officers focus on rewarding performance as measured against established corporate goals, and in the case of Mr. Dury, the performance of Merchants Capital. Each element of our Named Executive Officers’ compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive with similar packages provided by other institutions that compete for the services of individuals like our Named Executive Officers. The Compensation Committee also believes that incentive awards (including commissions, in the case of Mr. Dury) should be an equal or greater percentage than salary of a Named Executive Officer’s total compensation to ensure that such Named Executive Officer has appropriate levels of compensation at risk if results are not achieved and is therefore properly motivated and aligned with shareholders.

For 2022, the Compensation Committee met in January 2022 to determine the compensation of Mr. Petrie (as our Chief Executive Officer) and make recommendations to the Board regarding our other Named Executive Officers. The Compensation Committee ultimately established, in the case of Mr. Petrie, and recommended to the Board, in the case of our other Named Executive Officers, the following salaries and target cash and equity incentives for 2022:

Name	Salary	Cash Incentive (1)	Equity Incentive
Michael F. Petrie	$850,000	-	$850,000
Michael J. Dunlap	$650,000	$325,000	$650,000
Michael R. Dury	$260,000	-	$182,000
John F. Macke	$325,000	$162,500	$162,500
Martin A. Schroeter	$300,000	$150,000	$150,000

(1)	This table does not include any commissions or discretionary bonuses a Named Executive Officer may be eligible for which are discussed below in this CD&A.

The Compensation Committee established total revenue growth, earnings per common share, and return on average total equity as the performance measures for all cash incentive awards and equity incentive awards for each Named Executive Officer. The Compensation Committee established a target for each of the performance measures based on a Board approved budget for 2022. Each performance measure was equally weighted, and the incentives had a payout range of 75% to 125% of target. The Compensation Committee believes that these performance measures are meaningful and the targets are challenging without encouraging excessive risk and help ensure that Named Executive Officers’ incentives are aligned with the benefits and return received by shareholders.

After reviewing the Compensation Committee’s recommendations, the Board approved of such recommendations.

Base Salary

Base salary is the only component of compensation that is not subject to the achievement of performance or vesting criteria. Base salary is designed to provide a fixed level of cash compensation for performing the responsibilities associated with an executive’s position. We review base salaries annually and adjust them effective as of January 1st of each year to take into account such factors as market changes, changes in duties, individual performance, and experience.

The following table provides the salary increases for our Named Executive Officers from 2021 to 2022.

Name	2021 Salary	2022 Salary	Percentage Increase
Michael F. Petrie	$800,000	$850,000	6.3%
Michael J. Dunlap	$620,000	$650,000	4.8%
Michael R. Dury	$250,000	$260,000	4.0%
John F. Macke (1)	-	$325,000	-
Martin A. Schroeter (1)	-	$300,000	-

(1)	Was not a Named Executive Officer in 2021, so salary information for that year is not provided.

Cash Bonus and Cash Incentive Awards

If a cash incentive award is established for a Named Executive Officer, it is tied to our achievement of certain performance measures established by the Compensation Committee for that fiscal year and generally not tied to individual goals. Further, the performance measures established must be consistent with those permitted under our 2017 Equity Incentive Plan (“2017 Plan”) and the Compensation Committee is responsible for determining the level of achievement of those performance measures. For 2022, the Committee established total revenue growth, earnings per common share, and return on average total equity as the performance measures for the cash incentive award.

If a cash incentive award is established for a Named Executive Officer, in addition to establishing the relevant performance measures, the Compensation Committee establishes a target and weight for each performance measure and payout percentage for above target performance. Additionally, all cash incentives are conditioned upon Merchants Bank being well capitalized under applicable FDIC regulations at the end of each quarter of that calendar year.

As provided above in this CD&A, for 2022, for cash incentive awards, the Compensation Committee established:

●	Performance Measures: total revenue growth, earnings per common share, and return on average total equity.

●	Weighting: equal weighting to each performance measure.

●	Payout Percentages: between 75% to 125% of target; provided, however, payouts could be reduced to zero percent if threshold performance measures were not met and/or Merchants Bank failed to be well capitalized for any quarter in 2022.

For 2022, Messrs. Petrie and Dury did not have an established target cash incentive award. The Compensation Committee and Board believed that their compensation was appropriately structured in other ways to ensure that they were properly motivated and aligned with shareholder interest. In particular, for Mr. Dury, he was compensated with commissions on fees the Company received on certain loans he was responsible for closing and also with a volume bonus based on the overall business generated by Merchants Capital (as further described in Executive Compensation - Employment Agreements below). Messrs. Dunlap, Macke, and Schroeter each had a target cash incentive award established in 2022.

At each fiscal year-end, the Compensation Committee reviews our overall performance as compared to the established targets for the performance measures, reviews whether Merchants Bank maintained well capitalized status for each quarter, and determines whether the Named Executive Officer is entitled to receive a payout of such cash incentive. For 2022, if the 75% of target threshold for a performance measure was not met, none of Messrs. Dunlap, Macke, and Schroeter would receive a payout with respect to the portion of their cash incentive award associated with that performance measure. Also, Messrs. Dunlap, Macke, and Schroeter would not receive a payout if Merchants Bank was not well capitalized at the end of any quarter in 2022.

In January 2023, the Compensation Committee completed its review and determined we achieved the following results and that Merchants Bank maintained well capitalized status for each quarter of 2022, and approved the following payouts for cash incentive awards.

Performance Measure	Target	Actual Results	Percentage of Target
Total Revenue Growth	$427,220,000	$427,192,000	100%
Earnings Per Common Share	$4.42	$4.47	101%
Return on Average Total Equity	16.96%	17.21%	101%
Payout Percentage			101%

In addition to the target cash incentive award described above, the Compensation Committee and the Board have authorized Mr. Petrie and Mr. Dunlap to make a discretionary cash bonus award to any Named Executive Officers (other than to themselves or, in the case of Mr. Dunlap, to Mr. Petrie) based on exceptional individual performance (e.g., performance of business unit well beyond budget). The amount of any such cash bonus may not exceed 10% of such executive’s target total compensation, or in the case of Mr. Dunlap and Mr. Dury may not exceed $100,000, without the Board’s prior approval. Mr. Petrie or Mr. Dunlap must provide the details of any such cash bonus to the Compensation Committee promptly after the award. Additionally, for 2022 the Compensation Committee and the Board authorized Mr. Dunlap to make a discretionary cash bonus to Mr. Schroeter related to the results of, and his role in leading, our mortgage warehouse business.

For 2022, Mr. Dunlap awarded Mr. Macke discretionary cash bonuses totaling $63,375, largely related to his efforts in completing our offering of depositary shares, each representing a 1/40th interest in a share of Merchants’ 8.25% Fixed Rate Reset Series D Non-Cumulative Perpetual Preferred Stock, and our private securitization of $1.2 billion of first-lien floating-rate multifamily bridge loans in September 2022. Additionally, for 2022, Mr. Dunlap awarded Mr. Schroeter a discretionary cash bonus of $125,000 for his efforts related to our mortgage warehouse business and in particular, his ability to retain and bring on additional warehouse customers in a challenging market for single family mortgages.

As described above, in 2022, the Compensation Committee engaged Aon as its compensation consultant and part of the services to be provided by Aon was a re-review of the then current compensation of our executive officers. After consulting with Aon and reviewing data related to the new peer group, the Compensation Committee determined that the total compensation of Mr. Petrie and Mr. Dunlap was well below market and each ranked within the bottom 10% of the peer group. Although we do not target a specific percentile, the Compensation Committee believed their total compensation was not in line with their contributions to our success, and that it was appropriate to award a one-time cash bonus of $170,000 to Mr. Petrie and $159,250 to Mr. Dunlap, which would bring their compensation closer to that of our peer group and provide recognition of their services.

In addition to the cash incentives and cash bonuses described above, each of our Named Executive Officers are eligible to receive certain nominal cash incentive awards to the same extent as all other employees, such as for completing certain training. In 2022, Messrs. Petrie, Dunlap, Dury, and Macke each received $100 in such nominal cash incentives.

Equity Awards

Under our 2017 Equity Incentive Plan (“2017 Plan”), we have the ability to award a variety of instruments, but to date have only issued restricted stock units, with each restricted stock unit subject to vesting requirements established by the Compensation Committee. We believe that other instruments, such as options, create unnecessary complexity and do not align with the best interest of our shareholders. Additionally, we do not pay dividends or any other form of compensation on restricted stock units prior to vesting.

If an equity incentive award is established for a Named Executive Officer, it is tied to our achievement of certain performance measures established by the Compensation Committee for that fiscal year. Further, the performance measures established must be consistent with those permitted under the 2017 Plan and the Compensation Committee is responsible for determining the level of achievement of those performance measures.

All of our Named Executive Officers were eligible to receive an equity incentive award under the 2017 Plan and had an established target award in 2022. The Compensation Committee established total revenue growth, earnings per common share, and return on average total equity as the performance measures for the equity incentive award in 2022.

In the same manner as for our cash incentives, as provided above in this CD&A, for 2022, for equity awards the Compensation Committee established:

●	Performance Measures: total revenue growth, earnings per common share, and return on average total equity.

●	Weighting: equal weighting to each performance measure.

●	Payout Percentages: between 75% to 125% of target; provided, however, payouts could be reduced to zero percent if threshold performance measures were not met and/or Merchants Bank failed to be well capitalized for any quarter in 2022.

Also in the same manner as for our cash incentives, after our fiscal year-end the Compensation Committee reviews our overall performance as compared to the established performance measures, reviews whether Merchants Bank maintained well capitalized status for each quarter, and determines whether the Named Executive Officer is entitled to receive a payout of such cash incentive. For 2022, if the 75% of target threshold for a performance measure was not met, no Named Executive Officer would receive a payout with respect to the portion of their equity incentive award associated with that performance measure. Also, no Named Executive Officer would receive a payout if Merchants Bank was not well capitalized at the end of any quarter in 2022.

As provided above in this CD&A, at its January 2023 meeting, the Compensation Committee determined that for 2022 we achieved an average of 101% of the target performance measures, and Merchants Bank was well capitalized at the end of each quarter, and therefore each Named Executive Officer received a payout of 101% of their respective target equity incentive award in the form of restricted stock units, rounded up to the nearest whole share. Each award vests ratably over a three (3) year period, with the first portion vesting on the February 1st after the first anniversary date of the award (i.e., for 2022 equity incentive awards, the first portion will vest on February 1, 2024). The Compensation Committee believes the vesting period for equity incentive awards is a valuable retention tool for the services of our Named Executive Officers.

Benefits and Other Perquisites

Our Named Executive Officers are eligible to participate in the same benefit plans designed for all of our employees, including health, dental, vision, disability, and basic group life insurance coverage. We also provide our employees, including our Named Executive Officers, with various retirement benefits. Our retirement plans are designed to assist our employees in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement plans is to attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors. We generally do not provide perquisites to our Named Executive Officers with the exception of country club membership dues for Mr. Petrie. These plans and perquisites are described in Executive Compensation — Benefits below.

Stock Ownership and Hedging

We do not currently require our directors or executive officers to maintain any particular level of ownership of any of our securities. However, our directors receive a portion of their retainer in the form of our common stock and our Named Executive Officers are each eligible to receive, and have received in prior years, awards of restricted stock units as part of their compensation. Additionally, we do not currently have any prohibition on our directors, executive officers, or employees hedging or pledging any securities they may own. However, all of our directors, executive officers, and employees are subject to our Code of Conduct and insider trading policies and directors and executive officers in particular are required to seek the approval of our General Counsel prior to engaging in any transaction in our securities.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the CD&A with management. Based on our review and discussion with management, we have recommended to the Board that the CD&A be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The Compensation Committee of the Board of Directors

of Merchants Bancorp

Patrick D. O’Brien, Chair

Tamika D. Catchings

Andrew A. Juster

Sue Anne Gilroy

Anne E. Sellers

David N. Shane

EXECUTIVE COMPENSATION

The following summary compensation table shows all cash and non-cash compensation earned or deferred by our Named Executive Officers for services rendered to us and our subsidiaries in all capacities during the fiscal years ended December 31, 2022, 2021, and 2020, with the exception of Messrs. Macke and Schroeter for which the table only shows such compensation for 2022 because neither was previously a Named Executive Officer.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Equity Incentive Awards (2) ($)	Non-Equity Incentive Awards (3) ($)	All Other Compensation (3) ($)	Total ($)
Michael F. Petrie Chairman of the Board and Chief Executive Officer	2022	850,000	170,000	858,507	100	30,282	1,908,889
	2021	800,000	-	728,014	100	20,950	1,549,064
	2020	750,000	150,000	656,264	100	22,319	1,578,683
Michael J. Dunlap President and Chief Operating Officer of the Company and President and Chief Executive Officer of Merchants Bank	2022	650,000	159,350	656,524	328,250	13,150	1,807,274
	2021	620,000	48,400	604,802	201,600	12,700	1,487,502
	2020	600,000	250,000	525,015	150,100	12,550	1,537,665
Michael R. Dury President and Chief Executive Officer of Merchants Capital	2022	260,000	8,418,016	183,842	100	13,150	8,875,108
	2021	250,000	7,898,645	196,007	100	12,700	8,357,352
	2020	130,000	4,174,190	113,766	100	12,550	4,430,606
John F. Macke Executive Vice President and Chief Financial Officer	2022	325,000	63,375	164,155	164,225	13,150	729,905
Martin A. Schroeter President – Warehouse Lending	2022	300,000	125,000	151,503	151,500	12,988	740,991

(1)	For each of Petrie, Dunlap, Macke, and Schroeter, such amounts represent discretionary cash bonus awards as discussed in the CD&A. For Mr. Dury, the amounts for 2022 and 2021 related to commissions and volume bonus and amount for 2020 related to commissions only, in each case as earned under his then in place “at will” employment agreement as discussed below.
(2)	Equity awards are generally made in January of the following year based on our full year performance. For each of 2022, 2021, and 2020, we awarded restricted stock units in January of the following year after the Compensation Committee reviewed our full year performance. The amounts reflect the aggregate grant date fair value of restricted stock awards for the years ended December 31, 2022, 2021, and 2020 in accordance with FASB ASC Topic 718.
(3)	Amounts represent certain nominal incentive awards to the same extent as all employees and cash incentive awards to the Named Executive Officer as described in the CD&A.
(4)	For Messrs. Dunlap, Dury, Macke, and Schroeter the amounts consisted of a contribution under our 401(k) Plan and an allocation under our ESOP. For Mr. Petrie, the amount consisted of a contribution under our 401(k) Plan, an allocation our ESOP, and monthly country club dues and assessments. For 2022:

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Name	ESOP Allocation ($)	401(k) Contribution ($)	Country Club Dues and Assessments ($)
Michael F. Petrie	4,000	9,150	17,132
Michael J. Dunlap	4,000	9,150	-
Michael R. Dury	4,000	9,150	-
John F. Macke	4,000	9,150	-
Martin A. Schroeter	4,000	8,988	-

Employment Agreements

We do not have employment agreements with any of our Named Executive Officers other than an “at will” employment agreement with Mr. Dury and change in control agreements described below. We believe that not having employee agreements provides us with more flexibility and adaptability when making annual compensation decisions.

As of January 1, 2021, we entered into that First Amended and Restated Employment Agreement (“2021 Employment Agreement”) with Mr. Dury. Under the 2021 Employment Agreement, Mr. Dury receives commission compensation on origination fees received by us from a particular group of Merchants Capital’s customers. He does not receive commission related to any mortgage servicing rights or gain on sale. Mr. Dury also receives a volume bonus of 5% of Merchants Capital’s total fee income (the calculation of total fee income excludes any fees received related to customers for which Mr. Dury receives a commission).

As part of its annual review, the Compensation Committee reviews the 2021 Employment Agreement and makes a recommendation to the Board as to whether it should remain in effect. For 2022, the Compensation Committee recommended that the 2021 Employment Agreement remain in effect and the Board approved of such recommendation. We believe the 2021 Employment Agreement, among other things, closely associates Mr. Dury’s compensation to the overall success of Merchants Capital.

Under the 2021 Employment Agreement, Mr. Dury receives a base salary, which may be adjusted by Mr. Dunlap as Chief Executive Officer of Merchants Bank, and earns the 5% volume bonus and the following commissions:

Fees on Loans to Designated Borrowers Originated by Mr. Dury	Commissions Earned by Mr. Dury
Under an amount equal to 2x base salary	None
Exceed 2x base salary but less than $750,000	20% of the portion of the fees that exceeds 2x base salary does not exceed $750,000
Exceeds $750,000 but less than $1,000,000	25% of the portion of the fees that exceeds $750,000 but does not exceed $1,000,000
Exceeds $1,000,000	30% of the portion of the fees that exceeds $1,000,000

     The loan fees on which Mr. Dury earns commissions are determined in our sole discretion and do not include fees paid prior to or after closing, or fees paid by any party other than the borrower.

The 2021 Employment Agreement includes certain restrictive covenants, including a 12-month non-competition and non-solicitation period.

Change in Control Agreements

In January 2020, the Compensation Committee recommended to the Board, and the Board concluded that it was in the best interest of the Company and its shareholders, to take reasonable steps to compensate key executives, including our Named Executive Officers other than Mr. Petrie, in the event of a change in control event. With these agreements in place, if we should receive takeover or acquisition proposals from third parties, we will be able to call upon these key executives for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. The Compensation Committee determined that it would not be appropriate or in the best interest of shareholders to offer a change in control agreement to Mr. Petrie, in particular because of the significant amount of our common stock Mr. Petrie beneficially owns.

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Each change in control agreement contains identical terms and, in particular: (a) provides for a severance payment of an amount equal to two times base salary plus two times the target cash incentive award most recently approved by the Board in the event both (1) there is a change in control event and (2) employment is terminated by (i) us for any reason other than cause or (ii) by the executive with good reason, within a period between 120 days prior to an announcement of the change in control event and 18 months after the change in control event becomes effective; (b) contains customary restrictive covenants regarding confidentiality; (c) contains a clawback provision should any benefit thereunder be subject to recapture under any Company policy or applicable law; and (d) prohibits, for a 12-month period, (1) competing with us in any commercial banking, mortgage lending, or any similar lending or banking services provided by us anywhere in, or for any person whose principal office is located in, any county in which we maintain an office, after receipt of their severance payment and (2) soliciting our customers or employees, regardless of whether a severance payment is received. Severance payments will be made only if the executive fully releases all claims against us.

As part of its annual review, the Compensation Committee reviews the change in control agreements and makes a recommendation to the Board as to whether they should remain in effect. For 2022, the Compensation Committee recommended that the change in control agreements remain in effect and the Board approved of such recommendation.

Long-Term Incentive Plans

Equity-based incentive awards are currently made under the 2017 Plan. As provided in the CD&A, although the 2017 Plan permits us to issue various types of awards, to date we have only issued restricted stock awards under the 2017 Plan.

Merchants Bancorp 2017 Equity Incentive Plan

The 2017 Plan was adopted by the Board on June 22, 2017 and approved by our shareholders on July 5, 2017. The 2017 Plan was designed to ensure availability of equity awards that will assist us in attracting, retaining, and rewarding key employees, directors, and other service providers. Pursuant to the 2017 Plan, a committee of the Board (the “Committee,” for which the Compensation Committee has been appointed by the Board to serve in such role) is allowed to grant awards to eligible persons in the form of qualified and non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights, and other incentive awards. Up to 2,250,000 shares of common stock are available for issuance under the 2017 Plan. As provided under the 2017 Plan, this number automatically increased from 1,500,000 to account for the three-for-two stock split we completed in January 2022. To date, we have issued 183,262 shares of common stock under the 2017 Plan.

Awards vest, become exercisable, and contain such other terms and conditions as determined by the Committee and set forth in individual agreements with the participants receiving the awards. Awards to our Chief Executive Officer must have a vesting period of at least three (3) years. The 2017 Plan enables the Committee to set specific performance criteria, in compliance with the United States Treasury Department’s final “Guidance on Sound Incentive Compensation Policies,” that must be met before an award vests under the 2017 Plan. In establishing criteria, the Committee must attempt to balance risk and financial results in a manner that does not encourage participants to expose us to unnecessary or excess risks. At least 50% of any award to the Chief Executive Officer must be performance-based. An award agreement with the Chief Executive Officer also must stipulate that the Chief Executive Officer will hold shares of stock received for at least a 12-month period after vesting requirements are satisfied, unless the Chief Executive Officer incurs a termination of service, in which case the holding period ends on the termination date.

The 2017 Plan allows for acceleration of vesting and exercise privileges of grants if a change in control occurs and a participant incurs a termination of service without cause following the change in control. Our awards do not currently provide for vesting upon death, disability, or retirement, although it would be permitted under the 2017 Plan. If a participant’s employment is terminated for any reason, then all unvested awards expire at the date of termination.

Grants of Plan-Based Awards

The following table provides information on the incentive compensation and equity grants awarded to our Named Executive Officers in 2022. All such grants were made under our 2017 Plan, which is described above.

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Name	Grant Date (1)(2)	All other stock awards: Number of Units	Grant Date Fair Value of Stock and Option Awards ($)
Michael F. Petrie	12/31/2021	27,211	858,500
Michael J. Dunlap	12/31/2021	20,809	656,500
Michael R. Dury	12/31/2021	5,827	183,820
John F. Macke	12/31/2021	5,203	164,125
Martin A. Schroeter	12/31/2021	4,802	151,500

(1)	All are time-based restricted stock unit grants that vest over a 3-year period from 2024-2026.
(2)	We do not have any estimated future payouts under equity or non-equity incentive plans.

Outstanding Equity Awards at Fiscal Year End

The following table provides information for each of our Named Executive Officers regarding outstanding unvested stock awards held by the Named Executive Officers as of December 31, 2022.

As of December 31, 2022, our Named Executive Officers only had restricted stock units outstanding. Each restricted stock unit represents a right to receive one (1) share of our common stock upon vesting. The number of restricted stock units and the market values are presented as of the end of 2022.

	Stock Awards
Name	Number of Units of Stock That Have Not Vested (#)(1)	Market Value of Units Units of Stock That Have Not Vested ($)(2)
Michael F. Petrie (3)	72,820	1,770,982
Michael J. Dunlap (4)	66,360	1,613,875
Michael R. Dury (5)	18,517	450,333
John F. Macke (6)	18,323	445,615
Martin A. Schroeter (7)	16,757	407,530

(1)	Each restricted stock unit will accelerate and vest upon a change in control in accordance with the 2017 Plan.
(2)	Based on the closing price of $24.32 on December 30, 2022.
(3)	29,824 vested on February 1, 2023; 29,822 will vest on February 1, 2024; and 13,174 will vest on February 1, 2025.
(4)	31,152 vested on February 1, 2023; 24,263 will vest on February 1, 2024; and 10,945 will vest on February 1, 2025.
(5)	8,537 vested on February 1, 2023; 6,433 will vest on February 1, 2024; and 3,547 will vest on February 1, 2025.
(6)	8,525 vested on February 1, 2023; 6,960 will vest on February 1, 2024; and 2,838 will vest on February 1, 2025.
(7)	6,959 vested on February 1, 2023; 6,960 will vest on February 1, 2024; and 2,838 will vest on February 1, 2025.

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Option Exercises and Stock Vesting

We have not previously granted any stock options to our Named Executive Officers, thus no options were exercised in 2022. The below table provides the details of the stock awards that vested in 2022.

	Stock Awards
Name	Stock Awards Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)
Michael F. Petrie	16,647	506,069
Michael J. Dunlap	26,562	807,485
Michael R. Dury	6,949	211,250
John F. Macke	7,279	221,282
Martin A. Schroeter	4,124	125,370

(1)	All restricted stock units that were awarded for Company performance in 2019, 2020, and 2021.
(2)	Number represents the gross number of restricted stock units that vested on February 1, 2022. We currently withhold-to-cover for the tax obligations of the Named Executive Officer and after withholding a number of shares equal to the Named Executive Officer’s tax liability, only actually issues the net number of shares.
(3)	The amount reflects the gross value realized upon vesting of restricted stock units based on the $30.40 closing price of our common stock on February 1, 2022.

Potential Payments Upon Termination or Change in Control

As provided in the CD&A, we do not have employment agreements with our Named Executive Officers, with the exception of the “at will” 2021 Employment Agreement with Mr. Dury, and we have entered into change in control agreements with each of our Named Executive Officers except for Mr. Petrie. Other than in connection with a change in control, our Named Executive Officers are not entitled to any payments if their employment is terminated for any reason, including for death, disability, or retirement.

The following table provides information on the potential payments and benefits our Named Executive Officers would be entitled to under our compensation programs and benefits plans, including the change in control agreements, upon a hypothetical termination of employment as of December 31, 2022. For the purposes of estimating the value of accelerated vesting of equity awards, we have assumed a per share price of $24.32 based on the closing price of our common stock on December 30, 2022.

Name	Type of Payment (1)	Termination, by the Company Other than for Cause, or by the Executive for Good Reason, in Connection with Change in Control ($) (2)(3)
Michael F. Petrie	Cash Severance Payment Outstanding Equity Awards	- 1,770,982
Michael J. Dunlap	Cash Severance Payment Outstanding Equity Awards	1,950,000 1,613,875
Michael R. Dury	Cash Severance Payment Outstanding Equity Awards	520,000 450,333
John F. Macke	Cash Severance Payment Outstanding Equity Awards	975,000 445,615
Martin A. Schroeter	Cash Severance Payment Outstanding Equity Awards	900,000 407,530

(1)	For each Named Executive Officer, the cash severance payment represents a payment under their change in control agreement and the outstanding equity award represents amounts that would automatically vest under the 2017 Plan.
(2)	These are gross amounts payable and are subject to a reduction if such amounts would exceed certain thresholds under Section 280G of the Internal Revenue Code.
(3)	The amounts do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, or amounts that are fully vested under the terms of the applicable plan, such as accrued salary and vacation pay and distributions of plan balances under our 401(k) Plan and ESOP.

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Benefits

401(k) Plan. Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees (including those of our subsidiaries). The 401(k) Plan provides employees with the opportunity to save for retirement on a tax-favored basis. Named Executive Officers, all of whom were eligible during 2022, may elect to participate in the 401(k) Plan on the same basis as all other employees. Employees may defer between 1% and 100% of their compensation to the 401(k) Plan, up to the applicable IRS limit. In 2022, for each employee we made a discretionary contribution equal to 3% of an employee’s eligible compensation under the 401(k) Plan each pay period regardless of whether such employee also contributes to the 401(k) Plan. Our contribution is in the form of cash and is invested according to the employee’s current investment allocation.

Employee Stock Ownership Plan. In 2020, we established the Merchants Bancorp Employee Stock Ownership Plan (“ESOP”) in order to reward employees for their contributions towards our success and to help ensure that our employees’ interests are more aligned with our shareholders. Under the ESOP, from time to time we may make a contribution of newly issued shares of our common stock or cash to purchase shares of our common stock, which is then allocated to eligible employees. The ESOP contribution is completely funded by the Company, is in addition to all other wages, incentives, and benefits, and requires nothing from our employees other than their ongoing hard work and dedication. An employee’s allocation in the ESOP vests ratably over a five (5) year service period with credit for service prior to the ESOP’s adoption. ESOP participants are entitled to vote and receive dividends on all shares allocated to them in the ESOP, including any portion of their respective allocation that has not vested. Our Named Executive Officers are eligible to participate in the ESOP to the same extent as all other employees. For 2022, we made a contribution of newly issued shares of our common stock to the ESOP equal to 2% of all participants’ eligible wages. A participant’s eligible wages includes commissions but excludes bonuses and other one-time payments (e.g., sign-on bonus, cash bonus, cash incentive, and equity incentive awards), up to a maximum of $200,000. Each Named Executive Officer received an allocation within the ESOP equal to $4,000 (as of December 31, 2022).

Health and Welfare Benefits. Our Named Executive Officers are eligible to participate in our standard health and welfare benefits program, which offers medical, dental, vision, life, accident, and disability coverage to all of our eligible employees. We do not provide the Named Executive Officers with any health and welfare benefits that are not generally available to our other employees.

Perquisites. We pay monthly dues and assessments for country club memberships for Mr. Petrie, which he uses primarily to entertain current and prospective customers. We do not provide any other perquisites to our Named Executive Officers.

To date, we have not established any supplemental executive retirement plans or deferred compensation plans other than as described above.

Pay Versus Performance Table

					Value of initial fixed $100 investment based on:
Year (a)	Summary Compensation table total for CEO (1) (b)	Compensation actually paid to CEO (c)	Average summary compensation table total for non-CEO NEOs (2) (d)	Average compensation actually paid to non-CEO NEOs (e)	Total shareholder return (f)	Peer group total shareholder return (3) (g)	Net income (h)	Return on average equity (i)
2022 (4)	$1,908,889	$2,317,600	$3,038,319	$3,227,061	$192	$99	$219,721,000	17.21%
2021 (5)	$1,549,064	$2,159,020	$4,922,427	$5,895,969	$246	$120	$227,104,000	22.07%
2020 (6)	$1,578,683	$1,842,387	$2,984,136	$3,225,454	$143	$87	$180,533,000	25.09%

(1)	Our Chief Executive Officer for each of 2022, 2021, and 2020 was Mr. Petrie.
(2)	Our Non-Chief Executive Officers for 2022 were Messrs. Dunlap, Dury, Macke, and Schroeter. Our Non-Chief Executive Officers for 2021 and 2020 were Messrs. Dunlap and Dury.
(3)	The peer group used was the Nasdaq Bank Index.
(4)	The compensation actually paid for Principal Executive Officer and our Non- Principal Executive Officers in 2022 includes portions of equity awards from 2021, 2020, and 2019 that vested that year.

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(5)	The compensation actually paid for Principal Executive Officer and our Non- Principal Executive Officers in 2021 includes portions of equity awards from 2020, 2019, and 2018 that vested that year.
(6)	The compensation actually paid for Principal Executive Officer and our Non- Principal Executive Officers in 2020 includes portions of equity awards from 2019, 2018, and 2017 that vested that year.

The following table reconciles the Summary Compensation Table to the Pay Versus Performance Table above.

Reconciliation:	CEO			Non-CEO Executive Officers (Averages)
Year	2022	2021	2020	2022	2021	2020
Summary Compensation Table Total Compensation	$1,908,889	$1,549,064	$1,578,683	$3,038,319	$4,922,427	$2,984,136
Less: Grant Date Value of Stock Awards in Fiscal Year	$(858,507)	$(728,014)	$(656,264)	$(289,006)	$(400,405)	$(319,391)
Add: Changes in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Year and Fiscal Year	$1,267,218	$1,337,970	$919,968	$477,747	$1,373,946	$560,709
Compensation Actually Paid	$2,317,600	$2,159,020	$1,842,387	$3,227,061	$5,895,969	$3,225,454

Pay Versus Performance: Graphical Description

The graphs below present the relationship during 2022, 2021 and 2020 between compensation actually paid (“CAP”) to our CEO and our other Named Executive Officers (on an average basis) and the following measures:

•	our cumulative total shareholder return (“TSR”) and the peer group’s cumulative TSR;

•	our net income; and

•	our return on average equity (which is the company-selected measure).

CAP and Cumulative TSR / Cumulative TSR of the Peer Group

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CAP and the Company’s Net Income

CAP and Return on Average Equity

The most important financial performance measures we used in 2022 to set the compensation for our Principal Executive Officer and our Non-Principal Executive Officers were revenue growth, earnings per common share, and return on average equity.

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PROPOSAL 2 – NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking shareholders to vote, on a non-binding, advisory basis, on the compensation of our Named Executive Officers as provided in Executive Compensation above, commonly referred to as a “say-on-pay” vote. We have included this say-on-pay for consideration at the Annual Meeting pursuant to the requirements of Section 14A of the Exchange Act. Prior to December 31, 2022 we were considered an emerging growth company under the JOBS Act and have not previously provided shareholders with a say-on-pay vote.

Additionally, as discussed in Proposal 3 – Non-Binding, Advisory Vote on Frequency of Shareholder Votes on Executive Compensation, at the Annual Meeting shareholders will have the opportunity for a non-binding, advisory vote on the frequency on which we should have an advisory vote on our Named Executive Officers’ compensation.

As described in more detail in the CD&A, the overall objectives of the Company’s compensation program have been to align Named Executive Officer compensation with the success of meeting strategic and financial goals. Shareholders are urged to read the CD&A, Executive Compensation, Summary Compensation Table, and other related compensation tables and narrative disclosure that describe the compensation of our Named Executive Officers in 2022. The Compensation Committee and Board believe that the information provided regarding the compensation of our Named Executive Officers in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders. Accordingly, the Board recommends that shareholders approve the following advisory resolution:

“RESOLVED, that Merchants Bancorp’s shareholders approve, on an advisory basis, its executive compensation paid to its Named Executive Officers as disclosed and described in its 2022 Proxy Statement, including the Compensation Discussion and Analysis, Executive Compensation, and Summary Compensation Table, and other related compensation tables and narrative disclosure.”

Approval of this resolution requires the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote on such proposal. While this advisory vote is required, it is not binding on our Board and may not be construed as overruling any decision by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

The Board recommends that you vote to approve the compensation paid to our Named Executive Officers by voting “FOR” this proposal.

PROPOSAL 3 – NON-BINDING, ADVISORY VOTE ON FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION

As provided in Proposal 2 – Non-Binding, Advisory Vote on Executive Compensation, at the Annual Meeting our shareholders will be provided with a say-on-pay vote. Additionally, we are asking shareholders to vote, on a non-binding, advisory basis, on the frequency at which we should conduct a say-on-pay vote. We have included this proposal for consideration at the Annual Meeting pursuant to the requirements of Section 14A of the Exchange Act. Prior to December 31, 2022 we were considered an emerging growth company under the JOBS Act and have not previously provided shareholders with an opportunity to vote on the frequency of our say-on-pay vote.

Shareholders may vote to conduct the say-on-pay vote: EVERY YEAR, EVERY TWO YEARS, OR EVERY THREE YEARS. Shareholders that do not have a preference may abstain from voting on this proposal. However, Section 14A of the Securities Exchange Act of 1934 requires that we hold an advisory vote on the frequency of say-on-pay votes at least once every six years.

Although the Board recommends a say-on-pay vote every year, shareholders are not voting to approve or disapprove the Board’s recommendation. Rather, shareholders are being asked to vote on the following resolution:

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“RESOLVED, that the shareholders of Merchants Bancorp determine, on an advisory basis, that the frequency with which the shareholders will have an advisory vote on the compensation of the Named Executive Officers set forth in its proxy statement for its annual meeting of shareholders, beginning with the 2023 annual meeting of shareholders, shall be (i) every year, (ii) every two years, or (iii) every three years.”

The choice which receives the highest number of votes will be deemed the choice of the shareholders.

While this advisory vote is required, it is not binding on our Board and may not be construed as overruling any decision by the Board and the Board may decide that it is in the best interests of our shareholders and the Company to hold say-on-pay votes more or less frequently than the option selected by our shareholders. However, the Compensation Committee will take into account the outcome of the vote when considering the frequency of say-on-pay votes.

The Board recommends a vote for “EVERY YEAR” as the frequency for holding future say-on-pay votes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The below table sets forth the following information as of the Record Date regarding the beneficial ownership of our common stock for:

•	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;

•	each of our directors and nominees;

•	each of our Named Executive Officers; and

•	all of our directors, nominees, and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 43,233,618 shares of our common stock outstanding as of the Record Date.

The address for each shareholder listed in the table below is: c/o Merchants Bancorp, 410 Monon Boulevard, Carmel, Indiana, 46032.

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	Amount and Nature of Beneficial Ownership (1)
Name	Number	%
5% shareholders:
Jody J. Petrie (2)	13,743,286	31.8
Mary H. Rogers (3)	3,365,281	7.8
Katherine H. Rogers (4)	2,815,122	6.5
Carey Rogers Kulongoski (4)	3,222,106	7.5
Randall D. Rogers, Jr. (4)	3,853,606	8.9

Directors, Nominees, and Named Executives Officers:
Tamika D. Catchings	1,893	*
Thomas W. Dinwiddie	16,893	*
Michael J. Dunlap	105,213	*
Michael R. Dury	80,040	*
Scott A. Evans	28,911	*
Sue Anne Gilroy	8,192	*
Andrew A. Juster	20,299	*
Patrick D. O’Brien	113,848	*
Michael F. Petrie (5)	13,743,286	31.8
Randall D. Rogers (6)	3,365,281	7.8
Anne E. Sellers	6,786	*
David N. Shane	18,035	*
All directors, Nominees, and Executive Officers as a group (18 persons)	17,645,122	40.8

*denotes less than 1%

(1)	Does not include portions of awards under the 2017 Plan that are unvested, will not vest within sixty (60) days hereof, and for which the recipient is not entitled to vote or receive dividends. Does include shares allocated in the ESOP (rounded down to the nearest whole share) for which the person is entitled to vote and receive dividends.

(2)	Jody J. Petrie is the wife of Michael F. Petrie and individually holds 2,118,168 shares and is the sole trustee of the following trusts: The Julia L. Petrie Irrevocable GST Trust 2010 (1,425,000 shares); The Emily J. Petrie Irrevocable GST Trust 2010 (1,425,000 shares); The Emily J. Petrie Irrevocable Trust – 2010 (3,589,185 shares); and The Julia L. Petrie Irrevocable Trust – 2010 (2,520,616 shares). Mrs. Petrie is also a trustee of the Petrie Grandchildren Trust (653,429 shares). Mrs. Petrie’s reported beneficial ownership includes 2,011,888 shares held by Mr. Petrie. Mrs. Petrie disclaims beneficial ownership of shares held individually by Mr. Petrie.

(3)	Mary H. Rogers is the wife of Randall D. Rogers and is the sole trustee of the following trusts: The Katherine H. Rogers Irrevocable GST Trust 2011 (873,000 shares); The Carey Rogers Kulongoski Irrevocable GST Trust 2010 (873,000 shares); and The Randall D. Rogers, Jr. Irrevocable GST Trust 2011 (873,000 shares). Mrs. Rogers’ beneficial ownership also includes 746,281 shares held individually by Mr. Rogers and a trust for which Mr. Rogers serves as trustee, as described in footnote (6) below, as to which Mrs. Rogers may be deemed to have beneficial ownership. Mrs. Rogers disclaims beneficial ownership of shares held individually by Mr. Rogers.

(4)	Katherine H. Rogers, Carey Rogers Kulongoski, and Randall D. Rogers, Jr. are the adult children of Randall D. Rogers. Number of shares for each is based on the most recent Schedule 13G filed by the Rogers family with the SEC on February 13, 2023.

(5)	Includes 2,011,888 shares held individually by Mr. Petrie, 2,118,168 shares held individually by Jody J. Petrie, and 9,613,230 shares held by trusts of which Jody J. Petrie is a trustee, as described in footnote (2) above, as to which Mr. Petrie may be deemed to have beneficial ownership. Mr. Petrie disclaims beneficial ownership of all shares that he does not hold individually.

(6)	Includes 646,087 shares held individually by Mr. Rogers, 110,194 shares held by a trust for which Mr. Roger serves as trustee, and 2,619,000 shares held by trusts of which Mary H. Rogers is the sole trustee, as described in footnote (3) above, as to which Mr. Rogers may be deemed to have beneficial ownership. Mr. Rogers disclaims beneficial ownership of all shares that he does not hold individually.

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Equity Compensation Plan Information as of December 31, 2022:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	-	N/A	2,151,073
Equity compensation plans not approved by security holders	-	N/A	-
Total	-	N/A	2,151,073

We do not currently have any compensation plans under which equity securities are authorized for issuance that have not been approved by security holders.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports they file. These reports are available on our website (investors.merchantsbancorp.com) under the filings section.

Based on a review of these reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were satisfied during 2022, except that a Form 4 for Mr. Rogers was inadvertently filed two (2) days late after an open market purchase of our Series C depositary shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in Executive Compensation above, the following is a description of transactions since January 1, 2022, to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.

Employment Relationships with Related Parties

We employ Matt Kaercher, the son-in-law of our Chairman and Chief Executive Officer, Michael J. Petrie, as Senior Vice President – Midwest/Correspondent Lending of Merchants Capital. Mr. Kaercher’s compensation for 2022 totaled $1,073,187, which consisted of a base salary, production bonus, and benefits.

Payment for Services of Related Parties

We retain the services of various law firms, including Dinsmore & Shohl LLP, a law firm where one of our nominees, Thomas W. Dinwiddie, is a partner. In 2022, Dinsmore & Shohl LLP received $9.4 million in total fees related to our businesses, primarily related to the documentation of loan originations and loan collections for Merchants Bank. However, of such amount, only $1.4 million was paid directly by us while the remaining $8 million was paid by third parties, such as by borrowers in connection with closing their loans.

Ordinary Banking Relationships

Certain of our directors, officers, beneficial owners of more than 5% of our common stock, and their associates were customers of, and had transactions with, us in the past and additional transactions with these persons are expected to take place in the future. All outstanding loans and commitments to loan with these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to us, and did not involve more than the normal risk of collectability or present other unfavorable features. All such loans are approved by the board of directors of the relevant bank subsidiary, Merchants Bank or Farmers-Merchants Bank of Illinois, in accordance with bank regulatory requirements. Similarly, all certificates of deposit and depository relationships with these persons were made in the ordinary course of business and involved substantially the same terms, including interest rates, as those prevailing at the time for comparable depository relationships with persons not related to us.

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Policies and Procedures Regarding Related Party Transactions

Transactions by us, Merchants Bank, or our other insured depository institution subsidiary, Farmers-Merchants Bank of Illinois, and certain of our other subsidiaries with related parties, are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by Merchants Bank and Farmers-Merchants Bank of Illinois with its affiliates) and the Board of Governors of the Federal Reserve System’s Regulation O (which governs certain loans by Merchants Bank and Farmers-Merchants Bank of Illinois to its executive officers, directors, and principal shareholders).

Under applicable SEC and Nasdaq rules, related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000, and a related party has or will have a direct or indirect material interest. Our related parties include directors (including nominees for election as directors), executive officers, 5% shareholders, and the immediate family members of these persons or entities affiliated with them. In accordance with our Audit Committee Charter, related party transactions are evaluated in accordance with our Code of Conduct. In determining whether to approve a related party transaction, the Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair a Non-Executive Director’s independence, the acceptability of the transaction to our regulators, and the potential violations of other corporate policies.

REPORT OF THE AUDIT COMMITTEE

Our management is responsible for the internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee oversees our internal controls and financial reporting process on behalf of the Board. The Audit Committee has met and held discussions with management and the independent registered public accounting firm on these matters. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard 1301, as adopted by the Public Company Accounting Oversight Board, including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from us and our management.  In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of our internal control over financial reporting, and the overall quality of our financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of our financial statements to accounting principles generally accepted in the United States of America. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that our financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, or that our independent registered public accounting firm is, in fact, “independent.”

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In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC. The Audit Committee has appointed, subject to shareholder ratification, FORVIS, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

The Audit Committee of the Board of Directors

of Merchants Bancorp

Andrew A. Juster, Chair

Tamika D. Catchings

Sue Anne Gilroy

Patrick D. O’Brien

Anne E. Sellers

David N. Shane

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The following table sets forth the aggregate fees billed for audit services rendered by FORVIS, LLP in connection with its audit of our consolidated financial statements and reports for our fiscal years ended December 31, 2022 and 2021 and for other services rendered during fiscal years ended December 31, 2022 and 2021, as well as all out-of-pocket costs incurred in connection with these services. We previously used BKD, LLP as our independent registered public accounting firm. On June 1, 2022 BKD, LLP completed its merger with Dixon Hughes Goodman LLP and its name became FORVIS, LLP.

	2022	2021
Audit Fees (1)	$716,625	$542,820
Audit-Related Fees (2)	71,377	40,000
Tax Fees (3)	101,075	73,435
TOTAL	$889,077	$656,255

(1)	Includes fees billed for the audit of consolidated financial statements, including review of interim financial information contained in Quarterly Reports on Form 10-Q and other regulatory reports.
(2)	Includes fees associated with the audit of our employee benefits plans, audit associated with the Uniform Single Attestation Program, and Ginnie Mae custodial audit.
(3)	Includes fees billed for tax compliance services, including preparation of federal and state income tax returns, preparation of property tax returns, and tax payment and planning advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. All of the fees for permissible audit-related, tax, and services of FORVIS, LLP were pre-approved by the Audit Committee.

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PROPOSAL 4 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board’s Audit Committee has appointed, and the Board has ratified, FORVIS, LLP (formerly known as BKD, LLP) to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023, subject to ratification by shareholders. A representative of FORVIS, LLP is not expected to be present at the annual meeting to respond to questions from shareholders or make a statement.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by shareholders at the annual meeting, the Audit Committee will consider other independent registered public accounting firms.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of FORVIS, LLP as the Company’s independent registered public accounting firm.

.

Shareholder Proposals for the 2024 Annual Meeting

We anticipate holding our 2024 annual meeting of shareholders on May 16, 2024. Based on the date this proxy statement is being made available to shareholders, proposals submitted by shareholders under Rule 14a-8 of the Exchange Act to be presented at the 2024 annual meeting must be received by the Company at its principal executive office no later than December 8, 2023, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting and must otherwise comply with the SEC rules and regulations. Any such proposals should be sent to the attention of the Secretary of the Company at 410 Monon Boulevard, Carmel, Indiana 46032.

All director nominations and other shareholder proposals must be made in accordance with the requirements contained in the Company’s By-Laws. The Company is not required to include such nomination or proposal in its proxy statement. See the description of the nomination procedures beginning on page 8.

OTHER MATTERS

The Board does not know of any matters for action by shareholders at the Annual Meeting other than the matters described in the accompanying Notice of 2023 Annual Meeting of Shareholders. However, your proxy will confer upon the named proxies discretionary authority with respect to matters which are not known to the Board at the time of this proxy statement and which may properly come before the Annual Meeting. It is the intention of the persons named as proxies to vote pursuant to the proxy with respect to such matters in accordance with their best judgment.

YOUR VOTE IS IMPORTANT. PLEASE EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

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3. A non-binding, advisory vote on the frequency of future voting on the compensation of the Company’s Named Executive Officers. 1 Year 2 Years 3 Years Abstain 01 - Michael F. Petrie 02 - Randall D. Rogers 03 - Tamika D. Catchings 04 - Thomas W. Dinwiddie 05 - Michael J. Dunlap 06 - Scott A. Evans 07 - Sue Anne Gilroy 08 - Andrew A. Juster 09 - Patrick D. O’Brien 10 - Anne E. Sellers 11 - David N. Shane 01 02 03 04 05 06 07 08 09 Mark here to vote FOR all nominees 1UPX For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. Mark here to WITHHOLD vote from all nominees 10 11 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03SC8A + + A Proposals — The Board of Directors recommends a vote FOR all nominees listed, and FOR Proposals 2 and 4 and EVERY YEAR on Proposal 3. 2. A non-binding, advisory vote on the compensation of the Company’s Named Executive Officers. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card 4. The ratification of the appointment of FORVIS, LLP (formerly known as BKD, LLP) as the Company’s independent registered public accounting firm for the year ending December 31, 2023. Online Go to www.investorvote.com/MBIN or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/MBIN Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 18, 2023 at 1:00 A.M., Eastern Time. Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/MBIN Notice of 2023 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting – May 18, 2023 John F. Macke and Tami L. Durle, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Merchants Bancorp to be held on May 18, 2023 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees listed in Proposal 1 and FOR Proposals 2 and 4 and EVERY YEAR on Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Proxy – Merchants Bancorp q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q C Non-Voting Items + + Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 2023 Annual Meeting Admission Ticket 2023 Annual Meeting of Merchants Bancorp Shareholders Thursday, May 18, 2023 at 8:00 a.m. Merchants Bancorp Headquarters 410 Monon Blvd., Carmel, Indiana 46032